   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 16, 1999

                                                    REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            ------------------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933
                            ------------------------
                    Issuer of Senior Notes registered hereby
                         ALLIANT ENERGY RESOURCES, INC.
             (Exact name of registrant as specified in its charter)
                            ------------------------

            WISCONSIN                            6719                            39-1605561
 (State or other jurisdiction of     (Primary Standard Industrial      (I.R.S. Employer Identification
          incorporation)              Classification Code Number)                   No.)

                                 ALLIANT TOWER
                              200 FIRST STREET SE
                            CEDAR RAPIDS, IOWA 52401
                                 (319) 398-4411
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                  Guarantor of Senior Notes registered hereby
                           ALLIANT ENERGY CORPORATION
            (Exact name of registration as specified in its charter)

            WISCONSIN                            6719                            39-1380265
 (State or other jurisdiction of     (Primary Standard Industrial      (I.R.S. Employer Identification
          incorporation)              Classification Code Number)                   No.)

                           222 WEST WASHINGTON AVENUE
                            MADISON, WISCONSIN 53703
                                 (608) 252-3311
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                 EDWARD M. GLEASON                                       Copies to:
 VICE PRESIDENT-TREASURER AND CORPORATE SECRETARY               BENJAMIN F. GARMER, III, ESQ.
          ALLIANT ENERGY RESOURCES, INC.                               FOLEY & LARDNER
            ALLIANT ENERGY CORPORATION                            777 EAST WISCONSIN AVENUE
            222 WEST WASHINGTON AVENUE                           MILWAUKEE, WISCONSIN 53202
             MADISON, WISCONSIN 53703                                  (414) 271-2400
                  (608) 252-3311
 (Name, address, including zip code, and telephone
                      number,
    including area code, of agent for service)

                            ------------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: Upon consummation of the Exchange Offer referred to herein.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                            ------------------------
                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
                                                             PROPOSED MAXIMUM       PROPOSED MAXIMUM
        TITLE OF EACH CLASS OF            AMOUNT TO BE        OFFERING PRICE           AGGREGATE            AMOUNT OF
      SECURITIES TO BE REGISTERED          REGISTERED          PER UNIT(1)           OFFERING PRICE     REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------------------
7 3/8% New Senior Notes due 2009(2)....   $250,000,000             100%               $250,000,000           $66,000
-------------------------------------------------------------------------------------------------------------------------
Guarantees for the New Senior Notes due
  2009(3)..............................        --                   --                     --                  --
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for purposes of determining the registration fee.
(2) Calculated pursuant to Rule 457(f) under the Securities Act of 1933.
(3) Pursuant to Rule 457(n) under the Securities Act of 1933, no registration fee is required with respect to the guarantees.
                            ------------------------
    THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION, DATED DECEMBER 16, 1999

   [ALLIANT ENERGY RESOURCES, INC. LOGO]

                         ALLIANT ENERGY RESOURCES, INC.
                               OFFER TO EXCHANGE
                                ALL OUTSTANDING
                          7 3/8% SENIOR NOTES DUE 2009
                  ($250,000,000 PRINCIPAL AMOUNT OUTSTANDING)
                                      FOR
                        NEW 7 3/8% SENIOR NOTES DUE 2009
                        ($250,000,000 PRINCIPAL AMOUNT)

                             ----------------------

- We are offering to exchange new registered 7 3/8% Senior Notes due 2009 for all of our outstanding unregistered 7 3/8% Senior Notes due 2009.

-  The exchange offer expires at 5:00 p.m., New York City time, on
                , 2000, unless we extend it.

- The terms of the new senior notes are substantially identical to those of the existing senior notes, except that the new senior notes will not have securities law transfer restrictions and registration rights relating to the existing senior notes and the new senior notes will not provide for the payment of additional interest under circumstances relating to the timing of the exchange offer.

- The exchange offer is not subject to any condition other than that the exchange offer not violate applicable law or applicable interpretation of the staff of the SEC and certain other conditions.

- All outstanding senior notes that are validly tendered and not validly withdrawn will be exchanged.

- You may withdraw your tender of existing senior notes any time before the exchange offer expires.

-  We will not receive any proceeds from the exchange offer.

- The exchange of senior notes will not be a taxable event for U.S. federal income tax purposes.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                             ----------------------

              The date of this prospectus is              , 1999.

                               TABLE OF CONTENTS

                                                                PAGE
                                                                ----
Where You Can Find More Information.........................       3
Forward-Looking Statements..................................       4
Prospectus Summary..........................................       5
Use of Proceeds.............................................      13
Capitalization..............................................      13
Business....................................................      14
Management..................................................      17
Description of Outstanding Indebtedness.....................      20
The Exchange Offer..........................................      21
Description of the New Senior Notes.........................      29
United States Federal Income Tax Considerations.............      43
Plan of Distribution........................................      45
Legal Matters...............................................      46
Experts.....................................................      46

                             ----------------------

                      WHERE YOU CAN FIND MORE INFORMATION

     Alliant Energy Corporation, our parent corporation and the guarantor of the senior notes, files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document which Alliant Energy Corporation files at the SEC's public reference rooms at 450 Fifth Street, N.W., Washington D.C., and at regional SEC offices in Chicago, Illinois and New York, New York. You can call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. You can also find Alliant Energy Corporation's public filings with the SEC on the internet at a website maintained by the SEC located at http://www.sec.gov.

     We are "incorporating by reference" specified documents that Alliant Energy Corporation files with the SEC, which contain important business and financial information not included in or delivered with this prospectus. "Incorporating by reference" means:

     -  incorporated documents are considered part of this prospectus;

     - we are disclosing important information to you by referring you to those documents; and

     - information Alliant Energy Corporation files with the SEC will automatically update and supersede information contained in this offering memorandum.

     We incorporate by reference the documents we list below and any future filings Alliant Energy Corporation makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before the end of the exchange offer:

     - Alliant Energy Corporation's Annual Report on Form 10-K for the year ended December 31, 1998, as amended by Alliant Energy Corporation's Form 10-K/A filed November 1, 1999;

     - Alliant Energy Corporation's Reports on Form 10-Q for the quarters ended March 31, 1999 and June 30, 1999, each as amended by Alliant Energy Corporation's Form 10-Q/As filed on November 1, 1999, and Alliant Energy Corporation's Report on Form 10-Q for the quarter ended September 30, 1999; and

     - Alliant Energy Corporation's Current Reports on Form 8-K, both dated January 20, 1999.

     YOU MAY REQUEST A COPY OF ANY OF THESE FILINGS (INCLUDING EXHIBITS), AT NO COST, BY WRITING TO EDWARD M. GLEASON, VICE PRESIDENT-TREASURER AND CORPORATE SECRETARY, ALLIANT ENERGY CORPORATION, 222 WEST WASHINGTON AVENUE, MADISON, WISCONSIN 53703, OR BY CALLING MR. GLEASON AT (608) 252-3311. TO OBTAIN

TIMELY DELIVERY OF ANY OF THIS INFORMATION, YOU MUST MAKE YOUR REQUEST AT LEAST FIVE BUSINESS DAYS PRIOR TO THE EXPIRATION OF THE EXCHANGE OFFER. THE DATE BY
WHICH YOU MUST MAKE YOUR REQUEST IS           , 2000.

     You should rely only on the information contained or incorporated by reference in this document or to which we have referred you. We have not authorized any other person to provide you with different information. This prospectus may only be used where it is legal to sell these securities. You should assume that the information contained or incorporated by reference in this document is accurate as of the date on the front cover of the prospectus only. Our and Alliant Energy Corporation's business, financial condition, results of operations and prospects may have changed since that date.

                           FORWARD-LOOKING STATEMENTS

     This prospectus (including the information we incorporate by reference) contains forward-looking statements that are not of historical fact and are statements intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. From time to time, we or Alliant Energy Corporation may make other forward-looking statements within the meaning of the federal securities laws that involve judgments, assumptions and other uncertainties beyond our control. These forward-looking statements may include, among others, statements concerning revenue and cost trends, cost recovery, cost reduction strategies and anticipated outcomes, pricing strategies, changes in the utility industry, planned capital expenditures, financing needs and availability, statements of expectations, beliefs, future plans and strategies, anticipated events or trends and similar comments concerning matters that are not historical facts. You are cautioned that these statements are not a guarantee of future performance and that these forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, these statements. Some, but not all, of the risks and uncertainties include:

     -  weather effects on sales and revenues,

     -  competitive factors,

     -  general economic conditions in the relevant service territory,

     - federal and state regulatory or government actions, including the deregulation of the utility industry,

     -  unanticipated construction and acquisition expenditures,

     -  issues related to stranded costs and their recovery,

     -  the operations of Alliant Energy Corporation's nuclear facilities,

     - unanticipated issues or costs associated with achieving Year 2000 compliance,

     - unanticipated costs associated with certain environmental remediation efforts being undertaken by Alliant Energy Corporation,

     -  material changes in the value of our investment in McLeodUSA
        Incorporated,

     -  technological developments,

     - employee workforce factors, including changes in key executives, collective bargaining agreements or work stoppages,

     - political, legal and economic conditions in foreign countries Alliant Energy Corporation has investments in, and

     -  changes in the rate of inflation.

                             ----------------------

     In this prospectus, "we," "us" and "our" refer to Alliant Energy Resources, Inc.

                               PROSPECTUS SUMMARY

     The following summary highlights selected information from this prospectus and may not contain all of the information that is important to you. This prospectus includes the specific terms of the new senior notes we are offering, as well as information regarding our business. We encourage you to read this prospectus in its entirety.

                         ALLIANT ENERGY RESOURCES, INC.

OVERVIEW

     We are a wholly-owned subsidiary of Alliant Energy Corporation, which is a registered public utility holding company. We manage a portfolio of companies involved in non-regulated businesses. These businesses include providing energy and environmental services, energy generation and infrastructure in growing domestic and international markets, products and services to meet the needs of residential and small commercial customers, electricity marketing and risk management services to wholesale customers, transportation services, and financing for affordable housing developments. Our primary subsidiaries include Alliant Energy Investments, Inc.; Alliant Energy International, Inc.; and Alliant Energy Industrial Services, Inc. Alliant Energy Corporation also has a 50% ownership interest in a joint venture with Cargill Incorporated, named Cargill-Alliant LLC.

     Set forth below is a condensed organization chart that reflects how our and Alliant Energy Corporation's businesses and investments are managed:

                                  [FLOW CHART]

     Our principal executive offices are located at Alliant Tower, 200 First Street SE, Cedar Rapids, Iowa 52401, telephone number (319) 398-4411.

STRATEGY

     As competitive forces shape the energy-services industry, energy providers are being challenged to increase growth and profits. Because we expect consumption of electricity and natural gas to grow only modestly within Alliant Energy Corporation's domestic utility service territory, we have entered several energy-services markets that we expect will provide opportunities for new sources of growth. We have established new distinct platforms to complement our existing non-regulated investments, which are designed to meet customer needs. These platforms and existing investments include:

     - Investments: Our existing investments include an oil and gas production company, a short-line railroad, a barge company, an affordable housing company, various real estate joint ventures and an equity stake in an independent telecommunications provider.

     - International: We are a partner in developing, or are seeking to develop, energy generation and infrastructure in New Zealand, Australia, China, Mexico and Brazil, markets which we have selected because of their growth potential.

     - Industrial Services: We are a provider of energy and environmental services designed to maximize productivity for industrial and large commercial customers.

     - Cargill-Alliant: Alliant Energy Corporation has an energy-trading joint venture with Cargill Incorporated, one of the world's largest and most established commodity trading firms, that combines the risk-management and commodity trading expertise of Cargill with Alliant Energy Corporation's low-cost electricity generation and transmission business experience.

     - Mass Markets: We are a provider of a growing array of products and services designed to meet the comfort, security and productivity needs of residential and small commercial customers.

                           ALLIANT ENERGY CORPORATION

     Alliant Energy Corporation was formed as a result of a three-way merger involving WPL Holdings, Inc., IES Industries Inc. and Interstate Power Company. The merger was completed in April 1998. The first tier subsidiaries of Alliant Energy Corporation include Wisconsin Power and Light Company, IES Utilities Inc., Interstate Power Company, Alliant Energy Resources, Inc. and Alliant Energy Corporate Services, Inc.

     Alliant Energy Corporation, through its public utility operating companies, Wisconsin Power and Light Company, IES Utilities Inc. and Interstate Power Company, is engaged principally in:

     -  the generation, transmission, distribution and sale of electric energy;

     -  the purchase, distribution, transportation and sale of natural gas; and

     -  the provision of water and steam services in selected markets.

The principal markets of Alliant Energy Corporation's utility operating subsidiaries are located in Iowa, Wisconsin, Minnesota and Illinois. Alliant Energy Corporation is also involved in several non-regulated and non-utility activities through our company.

     Alliant Energy Corporation, a public utility holding company incorporated in Wisconsin in 1981, has its principal executive offices located at 222 West Washington Avenue, Madison, Wisconsin 53703, telephone number (608) 252-3311.

                               THE EXCHANGE OFFER

Existing Senior Notes......  We sold $250,000,000 of our 7 3/8% Senior Notes due
                             2009, which are unconditionally guaranteed by Alliant Energy Corporation, to the initial purchasers on November 9, 1999. The initial purchasers resold those senior notes (the "existing senior notes") to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933.

Registration Rights
Agreement..................  When we sold the existing senior notes we entered into a registration rights agreement with the initial purchasers in which we agreed, among other things, to provide to you and all other holders of these existing senior notes the opportunity to exchange your unregistered existing senior notes for a new series of substantially identical new senior notes that we have registered under the Securities Act. This exchange offer is being made for that purpose.

New Senior Notes...........  We are offering registered 7 3/8% Senior Notes due
                             2009, which are unconditionally guaranteed by Alliant Energy Corporation (the "new senior notes"), in exchange for your existing senior notes. The terms of the new senior notes and the existing senior notes are substantially identical except:

                             - the new senior notes will be issued in a transaction that will have been registered under the Securities Act;

                             - the new senior notes will not contain securities law restrictions on transfer; and

                             - the new senior notes will not provide for the payment of additional interest under circumstances relating to the timing of the exchange offer.

The Exchange Offer.........  We are offering to exchange $1,000 principal amount of the new senior notes for each $1,000 principal amount of your existing senior notes. As of the date of this prospectus, $250,000,000 aggregate principal amount of the existing senior notes are outstanding. For procedures for tendering, see "The Exchange Offer -- Procedures for Tendering Existing Senior Notes"

Expiration Date............  This exchange offer will expire at 5:00 p.m., New
                             York City time, on             , 2000, unless we
                             extend it.

Resales of New Senior
Notes......................  We believe that you may resell or otherwise transfer the new senior notes received in the exchange offer without complying with the registration and prospectus delivery provisions of the Securities Act so long as you are not a broker-dealer and you meet the following conditions:

                             - you are not our "affiliate" within the meaning of Rule 405 under the Securities Act;

                             - you acquire the new senior notes issued in the exchange offer in the ordinary course of your business; and

                             - you have no arrangement or understanding with any person to participate in the distribution of the new senior notes.

                             By signing the letter of transmittal and tendering your existing senior notes, you will be making representations to this effect. You may incur liability under the Securities Act if:

                             - any of the representations listed above are not true; and

                             - you transfer any new senior note issued to you in the exchange offer without either delivering a prospectus meeting the requirements of the Securities Act or qualifying for an exemption from the registration requirements under the Securities Act.

                             We do not assume or indemnify you against liability under these circumstances, which means that we will not protect you against any loss incurred as a result of this liability under the Securities Act.

                             Each broker-dealer that has received new senior notes for its own account in exchange for existing senior notes that were acquired as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the new senior notes. A broker-dealer generally may use this prospectus in connection with any such resale. See "The Exchange Offer -- Resales of New Senior Notes."

Acceptance of Existing
Senior Notes and Delivery
  of New Senior Notes......  We will accept for exchange any and all existing senior notes that are validly tendered in the exchange offer and not withdrawn before the offer expires. The new senior notes will be delivered promptly following the exchange offer.

Withdrawal Rights..........  You may withdraw your tender of existing senior notes at any time before the exchange offer expires.

Conditions of the Exchange
Offer......................  The exchange offer is subject to certain conditions, which we may waive.

Consequences of Failure to
  Exchange.................  If you are eligible to participate in the exchange offer and you do not tender your existing senior notes, then you will not have further exchange or registration rights and you will continue to hold existing senior notes subject to restrictions on transfer.

Federal Income Tax
  Consequences.............  The exchange of an existing senior note for a new senior note will not be taxable to a United States holder for federal income tax purposes. Consequently, you will not recognize any gain or loss upon receipt of the new senior notes. See "United States Federal Income Tax Consequences."

Use of Proceeds............  We will not receive any proceeds from the exchange offer.

Accounting Treatment.......  We will not recognize any gain or loss on the exchange of senior notes. See "The Exchange
                             Offer -- Accounting Treatment."

Exchange Agent.............  Firstar Bank, N.A. is the exchange agent. See "The
                             Exchange Offer -- Exchange Agent."

                              THE NEW SENIOR NOTES

     The new senior notes will evidence the same debt as the existing senior notes and will be governed by the same indenture, as supplemented, under which the existing senior notes were issued.

TERMS OF THE NEW SENIOR NOTES

Aggregate Principal
Amount.....................  Up to $250,000,000.

Interest Rate..............  7 3/8% per year.

Maturity Date..............  November 9, 2009.

Interest Payment Dates.....  May 9 and November 9 of each year, beginning May 9,
                             2000.

Interest Calculations......  Based on a 360-day year of twelve 30-day months.

Parent Company Guarantee...  Our parent, Alliant Energy Corporation, will unconditionally guarantee the new senior notes. The guarantee will be equal in right of payment with all other unsecured indebtedness and guarantees issued by our parent.

Ranking....................  The new senior notes will rank equally with all of our other unsecured and unsubordinated
                             indebtedness.

Optional Redemption........  The new senior notes will be redeemable in whole or in part at our option at any time, on at least 30 days' but not more than 60 days' prior written notice at a price equal to the greater of (a) 100% of the principal amount of the new senior notes being redeemed and (b) the sum of the present values of the principal amount of the new senior notes to be redeemed and the remaining scheduled payments of interest on the new senior notes from the redemption date to November 9, 2009, discounted from their respective scheduled payment dates to the redemption date semi-annually (assuming a 360-day year consisting of twelve 30-day months) at a discount rate equal to the Treasury Yield (as defined under "Description of the New Senior
                             Notes -- Optional Redemption") plus 20 basis points, plus accrued interest on the senior notes to the redemption date. See "Description of the New Senior Notes -- Optional Redemption."

Sinking Fund...............  None.

Form and Denominations.....  The new senior notes initially will be issued in fully registered book-entry form and will be represented by one or more registered global securities deposited with or on behalf of, and registered in the name of, a nominee of The Depository Trust Company. The new senior notes will be issued in denominations of $1,000 and integral multiples thereof.

Absence of Market for the
Notes......................  The new senior notes are a new issue of securities with no established trading market. We currently have no intention to apply to list the new senior notes on any securities exchange or to seek their admission to trading on any automated quotation system. Accordingly, there can be no assurance as to the development or liquidity of any market for the new senior notes.

GENERAL INDENTURE PROVISIONS APPLICABLE TO THE NEW SENIOR NOTES

No Limit on Debt...........  The indenture governing the new senior notes does not limit the amount of debt that we may issue or provide holders any protection should we be involved in a highly leveraged transaction.

Certain Covenants..........  The indenture contains covenants that, among other things, will limit our ability and that of our subsidiaries and, for some limited matters, Alliant Energy Corporation to:

                             - issue, assume or guarantee certain additional secured indebtedness;

                             -  engage in sale and lease-back transactions; and

                             -  consolidate or merge.

                             These covenants are subject to important exceptions and qualifications, which are described under the heading "Description of the New Senior
                             Notes -- Covenants" in this prospectus.

Events of Default..........  Each of the following is an event of default under the indenture:

                             - the failure by us or Alliant Energy Corporation to pay principal of or premium, if any, on the senior notes when due;

                             - the failure by us or Alliant Energy Corporation for 30 days to pay interest when due on the senior notes;

                             - the failure by us or Alliant Energy Corporation to perform other covenants with respect to the senior notes following 90 days after receipt of notice of failure; and

                             - certain events of bankruptcy, insolvency or reorganization of us or Alliant Energy Corporation.

                             These covenants are subject to important exceptions and qualifications, which are described under the heading "Description of the New Senior
                             Notes -- Events of Default" in this prospectus.

Remedies...................  If any event of default occurs and is continuing, the trustee under the indenture or holders of at least 25% in aggregate principal amount of outstanding senior notes may declare the principal thereof immediately due and payable.

Other......................  The new senior notes and the existing senior notes will vote together as a single class for purposes of determining whether the holders of the requisite percentage in outstanding principal amount have taken certain actions or exercised certain rights under the indenture.

                         SUMMARY FINANCIAL INFORMATION

ALLIANT ENERGY RESOURCES, INC.

     The following table sets forth our unaudited summary consolidated financial information. The information set forth below was derived from Alliant Energy Corporation's financial statements and notes. The unaudited interim period financial information, in our opinion, includes all adjustments, which are normal and recurring in nature, necessary for a fair presentation for the periods shown. Results for the nine months ended September 30, 1999 are not necessarily indicative of results to be expected for the full fiscal year.

                                               NINE MONTHS ENDED
                                                 SEPTEMBER 30,            YEAR ENDED DECEMBER 31,
                                              --------------------    --------------------------------
                                                1999        1998        1998        1997        1996
                                              --------    --------    --------    --------    --------
                                                                   (IN THOUSANDS)
INCOME STATEMENT DATA:
Operating revenues........................    $202,863    $177,269    $238,676    $361,961    $393,963
Operating income (loss)...................         296      (5,533)     (8,608)     (6,818)     (6,666)
Income (loss) from continuing operations
  before discontinued operations..........      27,013(1)   (8,142)     (8,898)     (3,966)     (1,851)
Net income (loss).........................      27,013(1)   (8,142)     (8,898)     (3,966)     (3,148)

                                                           SEPTEMBER 30,             DECEMBER 31,
                                                       ----------------------    --------------------
                                                          1999         1998        1998        1997
                                                       ----------    --------    --------    --------
                                                                       (IN THOUSANDS)
BALANCE SHEET DATA:
Current assets.....................................    $  104,745    $ 87,994    $ 92,148    $ 92,703
Non-current assets(2)..............................     1,381,858     662,116     777,113     745,801
Current liabilities................................        52,605      53,402      63,648     101,399
Non-current liabilities (excludes minority
  interest)........................................       370,508     108,372     160,278     153,872
Minority interest(3)...............................         7,138       6,633       6,193       5,446

---------------
(1) Includes after-tax gains of $21 million from the sale of a portion of our investment in McLeodUSA Incorporated.

(2) Includes the market value of McLeodUSA Incorporated of $818 million at September 30, 1999, $223 million at September 30, 1998, $320 million at December 31, 1998 and $328 million at December 31, 1997.

(3) Minority interest represents primarily real estate joint ventures.

ALLIANT ENERGY CORPORATION

     The following table sets forth selected consolidated financial information of Alliant Energy Corporation. The information set forth below was selected or derived from the financial statements and notes of Alliant Energy Corporation. The unaudited interim period financial information, in the opinion of Alliant Energy Corporation, includes all adjustments, which are normal and recurring in nature, necessary for a fair presentation for the periods shown. Results for the nine months ended September 30, 1999 are not necessarily indicative of results to be expected for the full fiscal year. The information set forth below is qualified in its entirety by and should be read in conjunction with the Alliant Energy Corporation Management's Discussion and Analysis of Financial Condition and Results of Operations and the detailed information and consolidated financial statements, including the notes thereto, incorporated by reference in this prospectus. See "Where You Can Find More Information."

                           NINE MONTHS ENDED
                             SEPTEMBER 30,                           YEAR ENDED DECEMBER 31,
                        -----------------------   --------------------------------------------------------------
                           1999         1998       1998(1)        1997         1996         1995         1994
                        ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                            (DOLLARS IN THOUSANDS EXCEPT FOR PER SHARE DATA)
INCOME STATEMENT DATA:
Operating revenues....  $1,631,305   $1,602,608   $2,130,874   $2,300,627   $2,232,840   $1,976,807   $1,889,231
Operating income......     284,046      228,704      283,302      336,383      365,439      364,932      313,508
Income from continuing
  operations..........     151,784       71,481       96,675      144,578      157,088      159,157      147,064
Net income............     151,784       71,481       96,675      144,578      155,791      145,971      145,890
PER SHARE DATA:
Income from continuing
  operations..........       $1.94        $0.93        $1.26        $1.90        $2.08        $2.13        $1.99
Earnings per average
  common share (basic
  and diluted)........       $1.94        $0.93        $1.26        $1.90        $2.06        $1.95        $1.98
Dividends declared per
  common share(2).....       $1.50        $1.50        $2.00        $2.00        $1.97        $1.94        $1.92
BALANCE SHEET DATA:
Total assets..........  $5,597,245   $4,710,128   $4,959,337   $4,923,550   $4,639,826   $4,476,406   $4,269,637
Long-term obligations,
  net.................  $1,744,687   $1,664,665   $1,713,649   $1,604,305   $1,444,355   $1,357,755   $1,358,258
RATIO OF EARNINGS TO
  FIXED CHARGES.......        3.34         2.28         2.17         2.77         3.21         3.17         3.17

---------------

(1) The 1998 financial results reflect the recording of $54 million of pre-tax merger charges.

(2) Represents data for WPL Holdings, Inc. prior to the three-way merger involving WPL Holdings, Inc., IES Industries Inc. and Interstate Power Company in April 1998.

                                USE OF PROCEEDS

     This exchange offer is intended to satisfy our obligations under the registration rights agreement entered into in connection with the issuance of the existing senior notes. We will not receive any cash proceeds from the issuance of the new senior notes.

     The net proceeds from the sale of the existing senior notes were approximately $247 million. We added the net proceeds from the sale of the existing senior notes to our general funds. We expect to use our general funds to repay commercial paper we issued in connection with the development and acquisition of non-regulated businesses as it becomes due. To the extent we do not use the net proceeds for repayment of commercial paper, we may also use the net proceeds to fund our existing operations, including potential acquisitions. We invested general funds not immediately used for these purposes or other purposes in short-term instruments. At September 30, 1999, we had $329.5 million of commercial paper outstanding and backed by our 3-Year Credit Agreement, with a weighted-average maturity of 24.3 days and a weighted-average interest rate of 5.54%.

                                 CAPITALIZATION

     The following table sets forth the consolidated capitalization of Alliant Energy Corporation (including us) as of September 30, 1999, and as adjusted to give effect to the sale of the existing senior notes.

                                                                   SEPTEMBER 30, 1999
                                                                ------------------------
                                                                  ACTUAL       ADJUSTED
                                                                ----------    ----------
                                                                     (IN THOUSANDS)
Common stock................................................    $      787    $      787
Additional paid-in capital..................................       934,373       934,373
Retained earnings...........................................       572,035       572,035
Accumulated other comprehensive income......................       475,625       475,625
                                                                ----------    ----------
  Total common equity.......................................     1,982,820     1,982,820
                                                                ----------    ----------
Cumulative preferred stock of subsidiaries..................       113,604       113,604
Long-term debt (excluding current portion)..................     1,569,531     1,819,531
                                                                ----------    ----------
  Total capitalization......................................    $3,665,955    $3,915,955
                                                                ==========    ==========

                                    BUSINESS

OVERVIEW

     We are a wholly-owned subsidiary of Alliant Energy Corporation, which is a registered public utility holding company. We manage a portfolio of companies involved in non-regulated businesses. These businesses include providing energy and environmental services, energy generation and infrastructure in growing domestic and international markets, products and services to meet the needs of residential and small commercial customers, electricity marketing and risk management services to wholesale customers, transportation services, and financing for affordable housing developments. Our primary subsidiaries include Alliant Energy Investments, Inc.; Alliant Energy International, Inc.; and Alliant Energy Industrial Services, Inc. Alliant Energy Corporation also has a 50% ownership interest in a joint venture with Cargill Incorporated, named Cargill-Alliant LLC.

     We were incorporated in Wisconsin in 1988 as Heartland Development Corporation, a subsidiary of WPL Holdings, Inc. As part of a three-way merger involving our parent in April 1998, we merged with IES Diversified Inc., the holding company for the non-regulated businesses of the former IES Industries Inc., to form Alliant Energy Resources, Inc. Our principal executive offices are located at Alliant Tower, 200 First Street SE, Cedar Rapids, Iowa 52401, telephone number (319) 398-4411.

STRATEGY

     As competitive forces shape the energy-services industry, energy providers are being challenged to increase growth and profits. Because we expect consumption of electricity and natural gas to grow only modestly within Alliant Energy Corporation's domestic utility service territory, we have entered several energy-services markets that we expect will provide opportunities for new sources of growth. We have established new distinct platforms to complement our existing non-regulated investments, which are designed to meet customer needs. These platforms and existing investments include:

     - Investments: Our existing investments include an oil and gas production company, a short-line railroad, a barge company, an affordable housing company, various real estate joint ventures and an equity stake in an independent telecommunications provider.

     - International: We are a partner in developing, or are seeking to develop, energy generation and infrastructure in New Zealand, Australia, China, Mexico and Brazil, markets which we have selected because of their growth potential. We continued our expansion in 1998 by making a strategic investment in Peak Pacific Investment Company PTE Ltd., an energy development firm based in Singapore and active in China. Peak Pacific broke ground on a new power plant in 1999 near Zhengding. We are similarly seeking to expand our New Zealand presence and have recently entered the Australian energy market. We are also seeking opportunities in the South American energy marketplace.

     - Industrial Services: We are a provider of energy and environmental services designed to maximize productivity for industrial and large commercial customers. We created Alliant Energy Industrial Services in 1998 by combining two new units -- Energy Planning and Energy Management -- with two established businesses: Energy Applications, which provides facilities-based and commodities-based energy solutions; and RMT, Inc., an environmental-management and engineering firm with offices throughout the United States and the United Kingdom. We believe these four components comprise an industrial services company with expertise that customers find valuable.

     - Cargill-Alliant: Alliant Energy Corporation has an energy-trading joint venture with Cargill Incorporated, one of the world's largest and most established commodity trading firms, that combines the risk-management and commodity trading expertise of Cargill with Alliant Energy Corporation's low-cost electricity generation and transmission business experience. Cargill-Alliant LLC officially began operations in 1997 and has an initial term through October 2002.

     - Mass Markets: We are a provider of a growing array of products and services designed to meet the comfort, security and productivity needs of residential and small commercial customers. We continue to pursue opportunities in a growing residential and small commercial marketplace.

PRINCIPAL OPERATIONS

     We conduct our operations through our principal subsidiaries and investments, which are engaged in the businesses described below:

     Investments: Our subsidiaries and investments include Whiting Petroleum Corporation, Alliant Energy Transportation, Inc. and Alliant Energy Investments, Inc., which is a holding company whose primary subsidiaries include Heartland Properties, Inc. and Capital Square Financial Corporation and which holds an equity stake in McLeodUSA Incorporated. Alliant Energy Investments also has direct and indirect equity interests in various real estate and economic development ventures, primarily concentrated in Iowa.

     - Whiting Petroleum is based in Denver, Colorado and was organized to purchase, develop and produce crude oil and natural gas. Whiting Petroleum's construction and acquisition expenditures were approximately $60 million in 1998 and are anticipated to be approximately $35 million in 1999.

     - Alliant Energy Transportation is a holding company whose equity investments total $20 million as of September 30, 1999 and include the Cedar Rapids and Iowa City Railway Company, a short-line railway, which renders freight service between Cedar Rapids and Iowa City, Transfer Services, Inc., which provides transloading and storage services, and a 75% equity investment in IEI Barge Services Inc., which provides barge terminal and hauling services on the Mississippi River.

     - Heartland Properties, formed in 1988, is responsible for performing asset management and facilitating the development and financing of high quality, affordable housing in Wisconsin and the Midwest. Heartland Properties has a majority ownership interest in 60 properties.

     - Capital Square was incorporated in 1992 to provide mortgage banking services to facilitate Heartland Properties' development and financing efforts in the affordable housing market.

     - We also hold an equity interest of approximately 11% in McLeodUSA Incorporated. McLeodUSA is an independent telecommunications provider based in Cedar Rapids, Iowa. Our investment in McLeodUSA had a market value of approximately $818 million as of September 30, 1999 (based on a closing price of $42.5625 per share and compared to a cost basis of approximately $30 million). Alliant Energy Investments is a party to a stockholders' agreement that provides, subject to certain exceptions, that it may not sell any equity securities of McLeodUSA until December 31, 2001 without the consent of the Board of Directors of McLeodUSA.

     International: Our international operations include Alliant Energy International, Inc., a holding company whose primary investments include Alliant International New Zealand Limited, Alliant Energy Australia Pty Ltd., Interstate Energy Corporation Pte. Ltd., Grandelight Holdings Ltd., Alliant Energy de Mexico L.L.C. and Alliant Energy Brazil, Inc.

     - Alliant International New Zealand has made equity investments in several New Zealand utility entities since 1995, which totaled $111 million as of September 30, 1999. As a result of electricity reforms since 1995, several utility companies exited generation and retail businesses. As part of its strategy to enter the generation and retail markets, Alliant International New Zealand sold all of its interest in Central Power Limited and a portion of its interest in Powerco Limited, each of which were electricity distribution companies. Alliant International New Zealand has a 10% interest in Infrastructure and Utilities NZ Ltd ("Infratil NZ"), a holding company for infrastructure and utility businesses in New Zealand. Together with Infratil NZ, Alliant International New Zealand intends to increase its interest in TrustPower, an electricity generation and retail company, from the current level of 41%.

     - In October 1999, Alliant Energy Australia acquired a 10% equity interest in Infratil Australia Limited, a holding company for infrastructure and utility businesses in Australia. Alliant Energy Australia expects to close on the acquisition of a 22% equity interest in Southern Hydro, a hydro-electricity generation business, in late December 1999.

     - As of September 30, 1999, Alliant Energy International has invested $61 million in investments in China, which consist of an equity investment of $26 million in two individual cogeneration facilities in China and an equity investment of $35 million in Peak Pacific Investment Company PTE Ltd. Peak Pacific was formed to develop investment opportunities in generation infrastructure projects in China. In addition, we have commitments of an additional $12 million to invest in China as of September 30, 1999.

     - Alliant Energy de Mexico owns two subsidiaries incorporated in Mexico that have entered into agreements to operate the electrical distribution facilities serving a resort community known as Laguna del Mar, located in Puerto Penasco, Sonora, Mexico. As of September 30, 1999, Alliant Energy International's investment consisted of $9 million in secured debentures of Laguna del Mar.

     - Alliant Energy Brazil was formed for the purposes of making investments in Brazil. Several opportunities have arisen as a result of the Brazilian government's privatization of the electricity sector. Alliant Energy Brazil continues to examine opportunities in electricity generation and distribution arising as a result of the privatization.

     Industrial Services: Our industrial services include Alliant Energy Industrial Services, Inc., a holding company whose primary wholly-owned subsidiaries include Industrial Energy Applications, Inc. and RMT, Inc.

     - Industrial Energy Applications offers to its customers commodities-based energy services, such as supplying natural gas and electricity, and facilities-based energy services, including standby generation, cogeneration, steam production and propane air systems. It also provides energy consulting services for customers and owns two oil and natural gas gathering systems in Texas.

     - RMT is a Madison, Wisconsin-based environmental and engineering consulting company that serves clients nationwide in a variety of industrial market segments. The most significant of these markets are chemical companies, pulp and paper processors, oil and gas providers, foundries and other manufacturers. RMT specializes in consulting on solid and hazardous waste management, ground water quality protection, industrial design and hygiene engineering, and air and water pollution control.

                                   MANAGEMENT

     The following table sets forth information as of September 30, 1999, concerning our executive officers and directors. Except as otherwise indicated, each executive officer and director has been engaged in his or her present office or occupation for at least the past five years.

NAME                                        AGE                          TITLE
----                                        ---                          -----
Erroll B. Davis, Jr.......................  55     Chief Executive Officer and Director
James E. Hoffman..........................  46     President
Thomas L. Aller...........................  50     Vice President -- Alliant Energy Investments
Charles Castine...........................  50     Vice President -- Industrial Services
John K. Peterson..........................  47     Vice President -- International
John E. Ebright...........................  56     Vice President -- Controller
Edward M. Gleason.........................  59     Vice President -- Treasurer and Corporate
                                                   Secretary
Linda J. Wentzel..........................  51     Assistant Corporate Secretary
Enrique Bacalao...........................  50     Assistant Treasurer
Steven F. Price...........................  47     Assistant Treasurer
Robert A. Rusch...........................  37     Assistant Treasurer
Daniel L. Siegfried.......................  39     Assistant Corporate Secretary
Alan B. Arends............................  66     Director
Rockne G. Flowers.........................  68     Director
Joyce L. Hanes............................  67     Director
Lee Liu...................................  66     Director
Katherine C. Lyall........................  58     Director
Arnold M. Nemirow.........................  56     Director
Milton E. Neshek..........................  69     Director
Jack R. Newman............................  66     Director
Judith D. Pyle............................  56     Director
Robert D. Ray.............................  71     Director
Robert W. Schlutz.........................  64     Director
Wayne H. Stoppelmoor......................  65     Director
Anthony R. Weiler.........................  63     Director

     Erroll B. Davis, Jr. has served as Chief Executive Officer since 1990 and has been a director since 1988. Mr. Davis also has served as President and Chief Executive Officer of Alliant Energy Corporation since 1990.

     James E. Hoffman was elected President in April 1998. Mr. Hoffman also was elected Executive Vice President-Business Development of Alliant Energy Corporation effective April 1998. Previously, he served as Executive Vice President since 1996 at IES Utilities Inc. and Executive Vice President-Customer Service & Energy Delivery from 1995 to 1997 at IES Utilities Inc. Prior to that time, he was Chief Information Officer from 1990 to 1995 at MCI Communications.

     Thomas L. Aller was elected Vice President-Alliant Energy Investments in 1998. From 1993 to 1998, Mr. Aller served as Vice President-Real Estate, IES Investments, Inc. Prior to that time, he served as Executive Vice President, 2001 Development Corporation beginning in 1988, and was Executive Assistant to the Mayor and City Council of Cedar Rapids from 1972 to 1988.

     Charles Castine was elected Vice President-Industrial Services in 1998. From 1994 to 1998, Mr. Castine served as Vice President, Consumer Service Division, GE Appliance Business. Prior to that time, he served with General Electric Power Generation in various capacities.

     John K. Peterson was elected Vice President-International effective July 1998. From 1994 to 1998, Mr. Peterson served as Vice President, Latin America, Pacific Enterprises International and, from 1993 to

1994, he served as Manager, Corporate and Strategic Planning at the same firm. Prior to that, he served in a number of management assignments with Southern California Gas Company.

     John E. Ebright was elected Vice President-Controller effective April 1998. From 1996 to 1998, Mr. Ebright served as Controller and Chief Accounting Officer at IES Industries Inc. and IES Utilities Inc. Prior to that time, he was Vice President and Controller from 1987 to 1996 at MidCon Corp., a subsidiary of Occidental Petroleum Corporation. Mr. Ebright is also an officer of Alliant Energy Corporation, IES Utilities Inc. and Wisconsin Power and Light Company.

     Edward M. Gleason was elected Vice President-Treasurer and Corporate Secretary in 1993. Mr. Gleason has served as Vice President-Treasurer and Corporate Secretary of Alliant Energy Corporation since 1993. He also has served as Treasurer and Corporate Secretary of Wisconsin Power and Light Company since 1996 and Corporate Secretary of Wisconsin Power and Light Company from 1993 to 1996.

     Linda J. Wentzel was appointed Assistant Corporate Secretary effective May 1998. Ms. Wentzel has served as Assistant Corporate Secretary of Alliant Energy Corporation since May 1998. From 1995 to 1998, Ms. Wentzel served as Executive Administrative Assistant and, from 1992 to 1995, she served as Administrative Assistant at Alliant Energy Corporation. Ms. Wentzel is also an officer of IES Utilities Inc. and Wisconsin Power and Light Company.

     Enrique Bacalao was appointed Assistant Treasurer effective November 1998. From 1995 to 1998, Mr. Bacalao was Vice President, Corporate Banking at the Chicago Branch, and, from 1993 to 1995, he served as Manager and Head of the Customer Dealing Group at the London Branch of The Industrial Bank of Japan, Limited. Mr. Bacalao is also an officer of Alliant Energy Corporation, IES Utilities Inc. and Wisconsin Power and Light Company.

     Steven F. Price was elected Assistant Treasurer effective April 1998. Prior to that time, Mr. Price served as Assistant Corporate Secretary of Alliant Energy Corporation and Wisconsin Power and Light Company and Assistant Treasurer of Alliant Energy Corporation. Mr. Price is also an officer of IES Utilities Inc. and Wisconsin Power and Light Company.

     Robert A. Rusch was elected Assistant Treasurer effective April 1998. Prior to that time, Mr. Rusch served as Assistant Treasurer of Wisconsin Power and Light Company from 1995 and Financial Analyst from 1989 to 1995 at Wisconsin Power and Light Company. Mr. Rusch is also an officer of IES Utilities Inc. and Wisconsin Power and Light Company.

     Daniel L. Siegfried was elected Assistant Corporate Secretary effective April 1998. Mr. Siegfried also serves as Senior Attorney for Alliant Energy Corporation. From 1992 to 1998, he served as Senior Environmental Counsel at IES Industries Inc.

     Alan B. Arends has served as a director since April 1998. Mr. Arends founded Alliance Benefit Group Financial Services Corp., an employee benefits company, in 1983 and is currently its Chairman.

     Rockne G. Flowers has served as a director since 1988. Mr. Flowers is Chairman of Nelson Industries, Inc., a muffler, filter, industrial silencer and active sound and vibration control technology and manufacturing firm.

     Joyce L. Hanes has served as a director since April 1998. Ms. Hanes has been the Chairman of Midwest Wholesale, Inc., a products wholesaler, since 1997 and a director of that company since 1970.

     Lee Liu has served as a director of our company since April 1998. He was elected a director and Chairman of the Board of Alliant Energy Corporation in April 1998. Prior to that time, Mr. Liu was Chairman of the Board and Chief Executive Officer of IES Industries Inc. and IES Utilities Inc.

     Katherine C. Lyall has served as a director since 1994. Ms. Lyall has served as President of the University of Wisconsin System since April 1992.

     Arnold M. Nemirow has served as a director since 1991. Mr. Nemirow is Chairman, President and Chief Executive Officer of Bowater Incorporated, a pulp and paper manufacturer. Mr. Nemirow served as President, Chief Executive Officer and director of Wausau Paper Mills Company, a pulp and paper manufacturer, from 1990 until joining Bowater Incorporated in September 1994.

     Milton E. Neshek has served as a director since 1988. Mr. Neshek serves as General Counsel and as a director of Kikkoman Foods, Inc., a food products manufacturer.

     Jack R. Newman has served as a director since April 1998. Mr. Newman is a partner of Morgan, Lewis & Bockius, an international law firm based in Washington, D.C. Prior to January 1994, he was a partner in the law firms of Newman & Holtzinger and Newman, Bouknight and Edgar.

     Judith D. Pyle has served as a director since 1992. Ms. Pyle is Vice Chair of the Pyle Group, a financial services company. Prior to assuming her current position, Ms. Pyle served as Vice Chair and Senior Vice President of Corporate Marketing of Rayovac Corporation, a battery and lighting products manufacturer.

     Robert D. Ray has served as a director since April 1998. Mr. Ray has served as President of Drake University since 1998. He served as President and Chief Executive Officer of Life Investors Insurance Co. (AEGON USA) from 1983 to 1989 and President of Blue Cross/Blue Shield (Wellmark) from 1989 until his retirement in 1996. Prior to that time, Mr. Ray served as Governor of the State of Iowa for fourteen years.

     Robert W. Schlutz has served as a director since April 1998. Mr. Schlutz is President of Schlutz Enterprises, a diversified farming and retailing business.

     Wayne H. Stoppelmoor has served as a director since April 1998. Mr. Stoppelmoor has also served as Vice Chairman of the Board of Alliant Energy Corporation since April 1998. Prior to that time, Mr. Stoppelmoor served as Chairman, President and Chief Executive Officer of Interstate Power Company. He retired as President of Interstate Power Company in 1996 and as Chief Executive Officer in 1997.

     Anthony R. Weiler has served as a director since April 1998. Mr. Weiler has been Senior Vice President of Heilig-Meyers Company, a national furniture retailer, since 1995. He was previously Chairman and Chief Executive Officer of Chittenden & Eastman Company, a national manufacturer of mattresses.

     All of our directors also serve as directors of Alliant Energy Corporation, IES Utilities Inc., Interstate Power Company and Wisconsin Power and Light Company. Messrs. Liu and Davis have employment agreements and Mr. Stoppelmoor has a consulting agreement with Alliant Energy Corporation pursuant to which their terms of office are established. All of our other executive officers have no definite terms of office and serve at the pleasure of our Board of Directors. None of our executive officers or directors are related to any other executive officers or directors.

                    DESCRIPTION OF OUTSTANDING INDEBTEDNESS

     The following is information concerning our indebtedness other than the existing senior notes.

     We are a party to a 3-Year Credit Agreement with various banking institutions. This agreement extends through October 2000, with one-year extensions available upon agreement by the parties. We also use unused borrowing availability under this agreement to support our commercial paper program. A combined maximum of $450 million of borrowings under this agreement and the commercial paper program may be outstanding at any time. Interest rates and maturities are set at the time of borrowing. The rates are based upon quoted market prices and the maturities are less than one year. At September 30, 1999, we had no direct borrowings and $329.5 million of commercial paper outstanding and backed by this facility, with interest rates ranging from 5.42% to 5.70% and maturities ranging from 7 to 52 days. We intend to continue issuing commercial paper backed by this facility. No conditions existed at September 30, 1999 that would prevent the issuance of commercial paper or direct borrowings on our bank lines.

     We are also a party to a 364-Day Credit Agreement with various banking institutions. This agreement extends through October 16, 2000, with 364-day extensions available upon agreement by the parties. We also use the unborrowed portion of this agreement to support our commercial paper program. A combined maximum of $150 million of borrowings under this agreement and commercial paper backed by this facility may be outstanding at any one time. Interest rates and maturities are set at the time of borrowing. The rates are based upon quoted market prices and the maturities are less than one year. There were no borrowings under this facility and no commercial paper backed by this facility outstanding at September 30, 1999.

     At September 30, 1999, we had two interest rate swap agreements outstanding, each with a notional amount of $100 million. These agreements expire in April 2000, with the bank having a one-year renewal option under one of the agreements. We entered into these agreements to reduce the impact of changes in variable interest rates by converting variable rate borrowings into fixed rate borrowings. Accordingly, these agreements require us to pay a fixed rate and receive a variable rate. If we terminated the agreements at September 30, 1999, we would have had to make payments of approximately $228,125.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT; REGISTRATION RIGHTS

     We sold the existing senior notes on November 9, 1999 in transactions exempt from the registration requirements of the Securities Act. Therefore, the existing senior notes are subject to significant restrictions on resale. In connection with the issuance of the existing senior notes, we entered into a registration rights agreement, which required that we and Alliant Energy
Corporation:

     - file with the SEC a registration statement under the Securities Act relating to the exchange offer and the issuance and delivery of new senior notes in exchange for the existing senior notes;

     - use our reasonable best efforts to cause the SEC to declare the exchange offer registration statement effective under the Securities Act; and

     - use our reasonable best efforts to consummate the exchange offer not later than 45 days following the effective date of the exchange offer registration statement.

     If you participate in the exchange offer, you will, with limited exceptions, receive new senior notes that are freely tradeable and not subject to restrictions on transfer. You should read this prospectus under the heading "-- Resales of New Senior Notes" for more information relating to your ability to transfer new senior notes.

     If you are eligible to participate in the exchange offer and do not tender your existing senior notes, you will continue to hold the untendered existing senior notes, which will continue to be subject to restrictions on transfer under the Securities Act.

     The exchange offer is intended to satisfy our exchange offer obligations under the registration rights agreement. The above summary of the registration rights agreement is not complete and is subject to, and qualified by reference to, all the provisions of the registration rights agreement. A copy of the registration rights agreement has been filed as an exhibit to the registration statement that includes this prospectus.

TERMS OF THE EXCHANGE OFFER

     We are offering to exchange $250,000,000 in aggregate principal amount of our 7 3/8% Senior Notes due 2009 that have been registered under the Securities Act for a like principal amount of our outstanding unregistered 7 3/8% Senior Notes due 2009.

     Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will accept all existing senior notes validly tendered and not withdrawn before 5:00 p.m., New York City time, on the expiration date of the exchange offer. We will issue $1,000 principal amount of new senior notes in exchange for each $1,000 principal amount of outstanding existing senior notes we accept in the exchange offer. You may tender some or all of your existing senior notes under the exchange offer. However, the existing senior notes are issuable in authorized denominations of $1,000 and integral multiples thereof. Accordingly, existing senior notes may be tendered only in denominations of $1,000 and integral multiples thereof. The exchange offer is not conditioned upon any minimum amount of original notes being tendered.

     The form and terms of the new senior notes will be the same as the form and terms of the existing senior notes, except that:

     - the new senior notes will be registered with the SEC and thus will not be subject to the restrictions on transfer or bear legends restricting their transfer;

     - all of the new senior notes will be represented by global notes in book-entry form unless exchanged for notes in definitive certificated form under the limited circumstances described under "Description of the New Senior Notes -- Book-Entry Procedures and Form;" and

     - the new senior notes will not provide for the payment of additional interest under circumstances relating to the timing of the exchange offer.

     The new senior notes will evidence the same debt as the existing senior notes and will be issued under, and be entitled to the benefits of, the indenture, as supplemented, governing the existing senior notes.

     The new senior notes will accrue interest from the most recent date to which interest has been paid on the existing senior notes or, if no interest has been paid, from the date of issuance of the existing senior notes. Accordingly, registered holders of new senior notes on the record date for the first interest payment date following the completion of the exchange offer will receive interest accrued from the most recent date to which interest has been paid on the existing senior notes or, if no interest has been paid, from the date of issuance of the existing senior notes. However, if that record date occurs prior to completion of the exchange offer, then the interest payable on the first interest payment date following the completion of the exchange offer will be paid to the registered holders of the existing senior notes on that record date.

     In connection with the exchange offer, you do not have any appraisal or dissenters' rights under the Wisconsin Business Corporation Law or the indenture, as supplemented. We intend to conduct the exchange offer in accordance with the registration rights agreement and the applicable requirements of the Securities Exchange Act of 1934 and the rules and regulations of the SEC.

     We will be deemed to have accepted validly tendered existing senior notes when, as and if we have given oral or written notice of our acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the new senior notes from us.

     If we do not accept any tendered existing senior notes because of an invalid tender or for any other reason, we will return certificates for any unaccepted existing senior notes without expense to the tendering holder as promptly as practicable after the expiration date.

EXPIRATION DATE; AMENDMENTS

     The exchange offer will expire at 5:00 p.m., New York City time, on , 2000, unless we, in our sole discretion, extend the exchange offer.

     If we determine to extend the exchange offer, we will notify the exchange agent of any extension by oral or written notice and give each registered holder notice of the extension by means of a press release or other public announcement before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

     We reserve the right, in our sole discretion, to delay accepting any existing senior notes, to extend the exchange offer or to amend or terminate the exchange offer if any of the conditions described below under "-- Conditions" have not been satisfied or waived by giving oral or written notice to the exchange agent of the delay, extension, amendment or termination. Further, we reserve the right, in our sole discretion, to amend the terms of the exchange offer in any manner. We will notify you as promptly as practicable of any extension, amendment or termination.

PROCEDURES FOR TENDERING EXISTING SENIOR NOTES

     Any tender of existing senior notes that is not withdrawn prior to the expiration date will constitute a binding agreement between the tendering holder and us upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal. A holder who wishes to tender existing senior notes in the exchange offer must do either of the following:

     - properly complete, sign and date the letter of transmittal, including all other documents required by the letter of transmittal; have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and deliver that letter of transmittal and other required documents to the exchange agent at the address listed below under "-- Exchange Agent" on or before the expiration date; or

     - if the existing senior notes are tendered under the book-entry transfer procedures described below, transmit to the exchange agent on or before the expiration date an agent's message.

     In addition, one of the following must occur:

     - the exchange agent must receive certificates representing your existing senior notes, along with the letter of transmittal, on or before the expiration date; or

     - the exchange agent must receive a timely confirmation of book-entry transfer of the existing senior notes into the exchange agent's account at DTC under the procedure for book-entry transfers described below, along with the letter of transmittal or a properly transmitted agent's message, on or before the expiration date; or

     - the holder must comply with the guaranteed delivery procedures described below.

     The term "agent's message" means a message, transmitted by a book-entry transfer facility to and received by the exchange agent and forming a part of the book-entry confirmation, which states that the book-entry transfer facility has received an express acknowledgement from the tendering participant stating that the participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against the participant.

     The method of delivery of existing senior notes, the letter of transmittal and all other required documents to the exchange agent is at your election and risk. Rather than mail these items, we recommend that you use an overnight or hand delivery service. In all cases, you should allow sufficient time to assure timely delivery to the exchange agent before the expiration date. Do not send letters of transmittal or existing senior notes to us.

     Generally, an eligible institution must guarantee signatures on a letter of transmittal or a notice of withdrawal unless the existing senior notes are tendered:

     - by a registered holder of the existing senior notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

     -  for the account of an eligible institution.

     If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantee must be by a firm which is:

     -  a member of a registered national securities exchange;

     -  a member of the National Association of Securities Dealers, Inc.;

     - a commercial bank or trust company having an office or correspondent in the United States; or

     - another "eligible institution" within the meaning of Rule 17Ad-15 under the Securities Exchange Act.

     If the letter of transmittal is signed by a person other than the registered holder of any outstanding existing senior notes, the original notes must be endorsed or accompanied by appropriate powers of attorney. The power of attorney must be signed by the registered holder exactly as the registered holder(s) name(s) appear(s) on the existing senior notes and an eligible institution must guarantee the signature on the power of attorney.

     If the letter of transmittal, or any existing senior notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless waived by us, they should also submit evidence satisfactory to us of their authority to so act.

     If you wish to tender existing senior notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should promptly instruct the registered holder to tender on your behalf. If you wish to tender on your behalf, you must, before completing the procedures for tendering existing senior notes, either register ownership of the existing senior notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

     We will determine in our sole discretion all questions as to the validity, form, eligibility, including time of receipt, and acceptance of existing senior notes tendered for exchange. Our determination will be final and binding on all parties. We reserve the absolute right to reject any and all tenders of existing senior notes not properly tendered or existing senior notes our acceptance of which might, in the judgment of our counsel, be unlawful. We also reserve the absolute right to waive any defects, irregularities or conditions of tender as to any particular existing senior notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of existing senior notes must be cured within the time period we determine. Neither we, the exchange agent nor any other person will incur any liability for failure to give you notification of defects or irregularities with respect to tenders of your existing senior notes.

     By tendering, you will represent to us that, among other things:

     - the new senior notes acquired in the exchange offer are being acquired in the ordinary course of business of the person receiving the new senior notes;

     - neither you nor any other person receiving your new senior notes has any arrangement or understanding with any person to participate in the distribution of the new senior notes; and

     - neither you nor any other person receiving your new senior notes is our "affiliate," as defined under Rule 405 of the Securities Act.

     If you or the person receiving your new senior notes is our "affiliate," as defined under Rule 405 of the Securities Act, or is participating in the exchange offer for the purpose of distributing the new senior notes, you or that other person cannot rely on the applicable interpretations of the staff of the SEC, cannot tender your existing senior notes in the exchange offer and must comply with the registration and prospectus delivery requirements of the Securities Act in any resale transaction.

     If you are a broker-dealer and you will receive new senior notes for your own account in exchange for the existing senior notes, where such existing senior notes were acquired as a result of market-making activities or other trading activities, you must acknowledge that you will deliver a prospectus in connection with any resale of the new senior notes.

ACCEPTANCE OF EXISTING SENIOR NOTES FOR EXCHANGE; DELIVERY OF NEW SENIOR NOTES

     Upon satisfaction of all conditions to the exchange offer, we will accept, promptly after the expiration date, all existing senior notes properly tendered and will issue the new senior notes promptly after acceptance of the existing senior notes.

     For purposes of the exchange offer, we will be deemed to have accepted properly tendered existing senior notes for exchange when, as and if we have given oral or written notice of that acceptance to the exchange agent. For each existing senior note accepted for exchange, you will receive a new senior note having a principal amount equal to that of the surrendered existing senior note.

     In all cases, we will issue new senior notes for existing senior notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

     - certificates for your existing senior notes or a timely confirmation of book-entry transfer of your existing senior notes into the exchange agent's account at DTC; and

     - a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent's message.

     If we do not accept any tendered existing senior notes for any reason set forth in the terms of the exchange offer or if you submit existing senior notes for a greater principal amount than you desire to exchange, we will return the unaccepted or non-exchanged existing senior notes without expense to you. In the case of existing senior notes tendered by book-entry transfer into the exchange agent's account at DTC under the book-entry procedures described below, we will credit the non-exchanged existing senior notes to your account maintained with DTC.

BOOK-ENTRY TRANSFER

     We understand that the exchange agent will make a request within two business days after the date of this prospectus to establish accounts for the existing senior notes at DTC for the purpose of facilitating the exchange offer, and any financial institution that is a participant in DTC's system may make book-entry delivery of existing senior notes by causing DTC to transfer the existing senior notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. Although delivery of existing senior notes may be effected through book-entry transfer at DTC, the exchange agent must receive a properly completed and duly executed letter of transmittal with any required signature guarantees, or an agent's message instead of a letter of transmittal, and all other required documents at its address listed below under "-- Exchange Agent" on or before the expiration date, or if you comply with the guaranteed delivery procedures described below, within the time period provided under those procedures.

GUARANTEED DELIVERY PROCEDURES

     If you wish to tender your existing senior notes and your existing senior notes are not immediately available, or you cannot deliver your existing senior notes, the letter of transmittal or any other required documents or comply with DTC's procedures for transfer before the expiration date, then you may participate in the exchange offer if:

     -  the tender is made through an eligible institution;

     - before the expiration date, the exchange agent receives from the eligible institution a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided by us, by facsimile transmission, mail or hand delivery, containing (a) the name and address of the holder and the principal amount of existing senior notes tendered, (b) a statement that the tender is being made thereby, and (c) a guarantee that within three New York Stock Exchange trading days after the expiration date, the certificates representing the existing senior notes in proper form for transfer or a book-entry confirmation and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

     - the exchange agent receives the properly completed and executed letter of transmittal as well as certificates representing all tendered existing senior notes in proper form for transfer, or a book-entry confirmation, and all other documents required by the letter of transmittal within three New York Stock Exchange trading days after the expiration date.

WITHDRAWAL RIGHTS

     You may withdraw your tender of existing senior notes at any time before the exchange offer expires.

     For a withdrawal to be effective, the exchange agent must receive a written notice of withdrawal at its address listed below under "-- Exchange Agent." The notice of withdrawal must:

     - specify the name of the person who tendered the existing senior notes to be withdrawn;

     - identify the existing senior notes to be withdrawn, including the principal amount, or, in the case of existing senior notes tendered by book-entry transfer, the name and number of the DTC account to be credited, and otherwise comply with the procedures of DTC; and

     - if certificates for existing senior notes have been transmitted, specify the name in which those existing senior notes are registered if different from that of the withdrawing holder.

     If you have delivered or otherwise identified to the exchange agent the certificates for existing senior notes, then, before the release of such certificates, you must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with the signatures guaranteed by an eligible institution, unless the holder is an eligible institution.

     We will determine in our sole discretion all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal. Our determination will be final and binding on all parties. Any existing senior notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer. We will return any existing senior notes that have been tendered but that are not exchanged for any reason to the holder, without cost, as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. In the case of existing senior notes tendered by book-entry transfer into the exchange agent's account at DTC, the existing senior notes will be credited to an account maintained with DTC for the existing senior notes. You may retender properly withdrawn existing senior notes by following one of the procedures described under "-- Procedures for Tendering Existing Senior Notes" at any time on or before the expiration date.

CONDITIONS

     Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or to exchange new senior notes for, any existing senior notes if:

     - the exchange offer, or the making of any exchange by a holder of existing senior notes, would violate any applicable law or applicable interpretation by the staff of the SEC;

     - any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer which, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer; or

     - at the time of the consummation of the exchange offer, the interest rate payable on the new senior notes would be greater than 300 basis points over the yield to maturity of a United States Treasury obligation with the same term as the new senior notes.

     The conditions listed above are for our sole benefit and we may assert them regardless of the circumstances giving rise to any condition. Subject to applicable law, we may waive these conditions in our discretion in whole or in part at any time and from time to time. If we fail at any time to exercise any of the above rights, the failure will not be deemed a waiver of those rights, and those rights will be deemed ongoing rights which may be asserted at any time and from time to time.

EXCHANGE AGENT

     Firstar Bank, N.A. is the exchange agent for the exchange offer. You should direct any questions and requests for assistance and requests for additional copies of this prospectus, the letter of transmittal or the notice of guaranteed delivery to the exchange agent addressed as follows:

     By Hand, Overnight Mail, Courier, or Registered or Certified Mail:

        Firstar Bank, N.A.
        1555 North RiverCenter Drive
        Suite 301
        Milwaukee, Wisconsin 53212
        Attention: Ms. Pamela Warner

     By Facsimile:

        (414) 276-4226
        Attention: Ms. Pamela Warner

     Delivery of the letter of transmittal to an address other than as listed above or transmission via facsimile other than as listed above will not constitute a valid delivery of the letter of transmittal.

FEES AND EXPENSES

     We will pay the expenses of the exchange offer. We will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We are making the principal solicitation by mail; however, our officers and employees may make additional solicitations by facsimile transmission, e-mail, telephone or in person. You will not be charged a service fee for the exchange of your senior notes, but we may require you to pay any transfer or similar government taxes in certain circumstances.

TRANSFER TAXES

     You will not be obligated to pay any transfer taxes, unless you instruct us to register new senior notes in the name of, or request that existing senior notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder.

ACCOUNTING TREATMENT

     We will record the new senior notes at the same carrying values as the existing senior notes, which is the aggregate principal amount of the existing senior notes, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss on the exchange of senior notes. We will amortize the expenses of the offer over the term of the new senior notes.

CONSEQUENCES OF FAILURE TO EXCHANGE EXISTING SENIOR NOTES

     If you are eligible to participate in the exchange offer but do not tender your existing senior notes, you will not have any further registration rights. Your existing senior notes will continue to be subject to restrictions on transfer. Accordingly, you may resell the existing senior notes that are not exchanged only:

     - to us;

     - so long as the existing senior notes are eligible for resale under Rule 144A under the Securities Act, to a person whom you reasonably believe is a "qualified institutional buyer" within the meaning of Rule 144A purchasing for its own account or for the account of a qualified institutional buyer in a transaction meeting the requirements of Rule 144A;

     - in accordance with Rule 144 under the Securities Act or another exemption from the registration requirements of the Securities Act;

     - to an institutional accredited investor (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) that is acquiring the existing senior notes for its own account or for the account of an institutional accredited investor for investment purposes and not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act; or

     - under any effective registration statement under the Securities Act;

in each case in accordance with all other applicable securities laws. We do not intend to register the existing senior notes under the Securities Act.

RESALES OF NEW SENIOR NOTES

     We are making the exchange offer in reliance on the position of the staff of the SEC as set forth in interpretive letters addressed to third parties in other transactions. However, we have not sought our own interpretive letter, and there can be no assurance that the staff of the SEC would make a similar determination with respect to the exchange offer as it has in the interpretive letters addressed to third parties. Based on these interpretations by the staff of the SEC, and except as provided below, we believe that new senior notes may be offered for resale, resold and otherwise transferred by a holder that participates in the exchange offer and is not a broker-dealer without further compliance with the registration and prospectus delivery provisions of the Securities Act. To receive new senior notes that are freely tradeable, a holder must acquire the new senior notes in the ordinary course of its business and may not participate, or have any arrangement or understanding with any person to participate, in the distribution (within the meaning of the Securities Act) of the existing senior notes or the new senior notes. Holders wishing to participate in the exchange offer must make the representations described in " -- Procedures for Tendering Existing Senior Notes" above.

     Any holder of existing senior notes:

     - who is our "affiliate," as defined in Rule 405 under the Securities Act;

     - who did not acquire the new senior notes in the ordinary course of its business; or

     - who intends to participate, or has an arrangement or understanding with any person to participate, in a distribution (within the meaning of the Securities Act) of the existing senior notes or the new senior notes, will be subject to separate restrictions. Each holder in any of the above categories:

     - will not be ably to rely on the interpretations of the staff of the SEC in the above-mentioned interpretative letters;

     - will not be permitted or entitled to tender existing senior notes in the exchange offer; and

     - must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or other transfer of existing senior notes unless such sale is made pursuant to an exemption from such requirements.

     In addition, if you are a broker-dealer holding existing senior notes acquired for your own account, then you may be deemed a statutory "underwriter" within the meaning of the Securities Act in connection with any resales of your new senior notes. Each broker-dealer that receives new senior notes for its own account pursuant to the exchange offer must acknowledge that it acquired the existing senior notes for its own account as a result of market-making activities or other trading activities and must agree that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of those new senior notes. The letter of transmittal states that by making the above acknowledgement and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     Based on the position taken by the staff of the SEC in the interpretative letters referred to above, we believe that broker-dealers who acquired existing senior notes for their own accounts, as a result of market-making or other trading activities ("participating broker-dealers") may fulfill their prospectus delivery requirements with respect to the new senior notes received upon the exchange of existing senior notes (other than existing senior notes that represent an unsold allotment from the original sale of the existing senior notes) with a prospectus meeting the requirements of the Securities Act, which may be the prospectus prepared for an exchange offer so long as it contains a description of the plan of distribution with respect to the sale of such new senior notes. Accordingly, this prospectus, as it may be amended or supplemented, may be used by a participating broker-dealer in connection with resales of new senior notes received in exchange for existing senior notes where such existing senior notes were acquired by such participating broker-dealer for its own account as a result of market-making or other trading activities. See "Plan of Distribution." However, a participating broker-dealer who intends to use this prospectus in connection with the resale of new senior notes received in exchange for existing senior notes pursuant to the exchange offer must notify us, or cause us to be notified, on or before the expiration date of the exchange offer, that it is a participating broker-dealer. Such notice may be given in the space provided for that purpose in the letter of transmittal or may be delivered to the exchange agent at the address set forth above under " -- Exchange Agent." Any participating broker-dealer who is an "affiliate" of ours may not rely on such interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

                      DESCRIPTION OF THE NEW SENIOR NOTES

     The existing senior notes were, and the new senior notes will be, issued under and governed by an Indenture, as supplemented and amended by the First Supplemental Indenture dated as of November 4, 1999 (the "Supplemental Indenture," and collectively, the "Indenture"), between us and Firstar Bank, N.A., as trustee and paying agent (the "Trustee"). The following summary of certain provisions of the Indenture, the new senior notes and the guarantees is not complete, and is qualified in its entirety by reference to the provisions of the Indenture. A copy of the Indenture and the Supplemental Indenture have been filed as exhibits to the registration statement that includes this prospectus. The holders of new senior notes are entitled to the benefits of, are bound by, and are deemed to have notice of, all the provisions of the Indenture. Wherever defined terms of the Indenture are referred to, such defined terms are incorporated herein by reference.

GENERAL

     The Indenture does not limit the aggregate principal amount of debt securities that may be issued thereunder and provides that debt securities may be issued from time to time in one or more series as provided in a supplemental indenture or Board Resolution. The new senior notes will be unconditionally guaranteed by Alliant Energy Corporation, will be issued in the aggregate principal amount of $250,000,000 and will mature on November 9, 2009, at their principal amount (unless previously redeemed).

     We will pay interest on the new senior notes at a rate of 7 3/8% per annum from the most recent date to which interest has been paid on the existing senior notes or, if no interest has been paid, from the date of issuance of the existing senior notes. We will pay interest on the new senior notes semiannually in arrears on May 9 and November 9 of each year, commencing on May 9, 2000, until the principal amount has been paid or made available for payment, to the persons in whose names the new senior notes are registered at the close of business on May 1 or November 1, as the case may be, before each interest payment date. Interest on the new senior notes will be computed on the basis of a 360-day year of twelve 30-day months. The principal of and interest on the new senior notes will be payable in U.S. dollars or in such other coin or currency of the United States that at the time of payment is legal tender for the payment of public and private debts.

RANKING

     The new senior notes will be senior, unsecured and unsubordinated obligations of ours ranking equally and ratably with all our other senior, unsecured and unsubordinated obligations. The new senior notes will be unconditionally guaranteed by Alliant Energy Corporation. The guarantees will be unsecured obligations of Alliant Energy Corporation and will rank equally with all other unsecured and unsubordinated indebtedness of Alliant Energy Corporation. Because we are a holding company and conduct substantially all of our operations through our subsidiaries, the rights of our creditors, including those under the new senior notes, to participate in any distributions of the assets of any of our subsidiaries or joint ventures, upon liquidation or reorganization or otherwise, are necessarily subject, and therefore will be effectively subordinated, to the prior claims of creditors of any of our subsidiaries or joint ventures (including trade creditors and holders of indebtedness issued by such subsidiary or joint venture), except to the extent our claims as a creditor may be recognized.

     In addition, because Alliant Energy Corporation is a holding company which conducts substantially all of its operations through subsidiaries, including us, the right of Alliant Energy Corporation, and hence the right of creditors of Alliant Energy Corporation (including holders of the new senior notes through the guarantees), to participate in any distribution of assets of any subsidiary upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of such subsidiaries, except to the extent that claims of Alliant Energy Corporation itself as a creditor of the subsidiary may be recognized.

     The new senior notes will also be effectively subordinated to all of our future secured indebtedness and the related guarantees will be effectively subordinated to all future secured indebtedness of Alliant Energy Corporation.

BOOK-ENTRY PROCEDURES AND FORM

  Global Notes: Book-Entry Form

     Except as provided below, the new senior notes will be issued in fully registered book-entry form and will be represented by one or more global notes. The global notes will be deposited with, or on behalf of, The Depositary Trust Company of New York City ("DTC") and registered in the name of a nominee of DTC.

     We expect that pursuant to procedures established by DTC (a) upon the issuance of the new senior notes in the form of one or more global notes, DTC or its custodian will credit, on its internal system, the principal amount of new senior notes of the individual beneficial interests represented by these global notes to the respective accounts of persons who have accounts with DTC ("participants") and (b) ownership of beneficial interests in the global notes will be shown on, and the transfer of this ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Holders of senior notes may hold their interests in the global notes directly through DTC if they are participants in this system, or indirectly through organizations which are participants in this system. The laws of some states of the United States may require that certain purchasers of securities take physical delivery of the new senior notes in definitive certificated form. Such limits and such laws may impair the ability of such purchasers to own, transfer or pledge interests in the global notes.

     So long as DTC, or its nominee, is the registered owner or holder of new senior notes, DTC or its nominee, as the case may be, will be considered the sole owner or holder of new senior notes represented by the global notes for all purposes under the Indenture. No beneficial owner of an interest in the global notes will be able to transfer that interest except in accordance with DTC's procedures, in addition to those provided for under the Indenture with respect to the new senior notes.

     Payments of the principal of and premium, if any, and interest on the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of us, the Trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

     We expect that DTC or its nominee, upon receipt of any payment of principal of and premium, if any, and interest on the global notes, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global notes as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. These payments will be the responsibility of such participants. Transfers between participants in DTC will be effected in the ordinary way through DTC's settlement system in accordance with DTC rules and will be settled in same day funds.

     DTC has advised us that it will take any action permitted to be taken by a holder of new senior notes only at the direction of one or more participants to whose account the DTC interests in the global notes are credited and only in respect of such portion of the aggregate principal amount of new senior notes as to which such participant or participants has or have given such direction.

     DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of
Section 17A of the Securities Exchange Act of 1934. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global notes among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. None of us, the Trustee or any of our respective agents will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to, payments made on account of, beneficial ownership interests in global notes.

     We have been informed by DTC that its management is aware that some computer applications, systems and the like for processing data that are dependent upon calendar dates, including dates before, on and after January 1, 2000, may encounter "Year 2000 problems." We have also been informed by DTC that it has informed its participants and other members of the financial community that it has developed and is implementing a program so that its systems, as the same relates to the timely payment of distributions (including principal and interest payments) to securityholders, book-entry deliveries and settlement of trades within DTC, continue to function appropriately. According to DTC, this program includes a technical assessment and a remediation plan, each of which is complete. Additionally, DTC has informed us that its plan includes a testing phase, which is expected to be completed within appropriate time frames.

     However, we have been informed by DTC that its ability to perform properly its services is also dependent upon other parties, including but not limited to issuers and their agents, as well as third-party vendors from whom DTC licenses software and hardware, and third-party vendors on whom DTC relies for information or the provision of services, including telecommunication and electrical utility service providers, among others. DTC has informed us that it has informed its participants and other members of the financial community that it is contacting (and will continue to contact) third-party vendors from whom DTC acquires services to impress upon them the importance of such services being Year 2000 compliant and determine the extent of their efforts for Year 2000 remediation (and, as appropriate, testing) of their services. In addition, DTC has informed us that it is in the process of developing such contingency plans as it deems appropriate.

     According to DTC, the foregoing information with respect to DTC has been provided to its participants and other members of the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

  Certificated Debentures

     We will issue new senior notes in certificated form in exchange for global notes if:

     - DTC or any successor depositary notifies us that it is unwilling or unable to continue as a depositary for the global notes or ceases to be a "clearing agency" registered under the Securities Exchange Act of 1934 and a successor depositary is not appointed by us within 90 days of such notice,

     - an Event of Default (as defined below) under the new senior notes has occurred and is continuing, or

     - we determine that the new senior notes will no longer be represented by global notes.

     The holder of a new senior note in certificated form may transfer such note by surrendering it at the office or agency maintained by us for such purpose in Milwaukee, Wisconsin or New York, New York.

     A holder of a new senior note may request that its new senior note be issued in certificated form and may request at any time that its interest in a global note be exchanged for a new senior note in certificated form. New senior notes in certificated form may also be issued in exchange for new senior notes represented by the global notes if no successor depositary is appointed by us as described above or in certain other circumstances set forth in the Indenture.

PURCHASE AND CANCELLATION

     We may at any time purchase new senior notes in the open market or otherwise at any price (subject to applicable U.S. securities laws). Any purchase by tender will be made available to all holders of new senior notes. Any new senior notes so purchased must be promptly surrendered to the Trustee for cancellation.

     All new senior notes that are redeemed or purchased by us will promptly be canceled. Any new senior notes in certificated form so canceled will be forwarded to or to the order of the Trustee and such new senior notes in certificated form may not be reissued or resold.

COVENANTS

     Except as otherwise set forth under "-- Defeasance and Covenant Defeasance" below, for so long as any new senior notes remain outstanding or any amount remains unpaid on any of the new senior notes, we will comply with the terms of the covenants set forth below.

  Payment of Principal and Interest

     We will duly and punctually pay the principal of and premium, if any, and interest on the new senior notes in accordance with the terms of the new senior notes and the Indenture.

  Limitation on Liens

     The Indenture provides that we will not, and we will not permit any of our subsidiaries to issue, assume or guarantee any Debt (as defined below) if the Debt is secured by any Lien (as defined below) upon any of our property or assets (other than cash), without effectively securing the outstanding new senior notes (together with any other indebtedness or obligation then existing or thereafter created ranking equally with the new senior notes) equally and ratably with the Debt. This limitation does not apply to:

     - Liens in existence on the date of original issuance of the new senior notes;

     - any Lien created or arising over any property or assets which we or any of our subsidiaries acquire, construct or create, but only if (a) the Lien secures only principal amounts (not exceeding the cost of the acquisition, construction or creation) of Debt incurred for the purposes of the acquisition, construction or creation of the property or assets, together with any costs, expenses, interest and fees incurred in connection with the acquisition, construction or creation of the property or assets or a guarantee given in connection with the acquisition, construction or creation of the property or assets, (b) the Lien is created or arises on or before 90 days after the completion of the acquisition, construction or creation of the property or assets and
        (c) the Lien is confined solely to the property or assets so acquired, constructed or created;

     - any Lien to secure the Debt incurred by us or our subsidiaries in connection with a specifically identifiable project where the Lien relates and is confined to a property or properties (including, without limitation, shares or other rights of ownership in the entities which own such property or project) involved in such project and acquired by us or our subsidiaries after the date of original issuance of the senior notes and the recourse of the creditors in respect of the Debt is limited to any or all of such project and property (including as aforesaid);

     - any Lien securing amounts not more than 90 days overdue or otherwise being contested in good faith;

     - (a) rights of financial institutions to offset credit balances in connection with the operation of cash management programs established for our or any of our subsidiaries' benefit or in connection with the issuance of letters of credit for our or any of our subsidiaries' benefit; (b) any Lien securing Debt incurred by us or any of our subsidiaries in connection with the financing of accounts receivable;
        (c) any Lien incurred or deposits made in the ordinary course of business, including, but not limited to, (1) any mechanics', materialmen's, carriers', workmen's, vendors' or other like Liens and
        (2) any Liens securing amounts in connection with workers' compensation, unemployment insurance and other types of social security; (d) any Lien upon specific items of our or any of our subsidiaries' inventory or other goods and proceeds securing our or any of our subsidiaries' obligations in respect of bankers' acceptances issued or created to facilitate the purchase, shipment or storage of such inventory or other goods; (e) any Lien incurred or deposits made securing the performance of tenders, bids, leases, trade contracts (other than for borrowed money), statutory obligations, surety bonds, appeal bonds, government contracts, performance bonds, return-of-money bonds and other obligations of like nature incurred by us or any of our subsidiaries in the ordinary course of business; (f) any Lien constituted by a right of set off or right over a margin call account or any form of cash or cash collateral or any similar arrangement for obligations incurred by us or any of our subsidiaries in respect of the hedging or management of risks under transactions involving any currency or interest rate swap, cap or collar arrangements, forward exchange transaction, option, warrant, forward rate agreement, futures contract or other derivative instrument of any kind; (g) any Lien arising out of title retention or like provisions in connection with the purchase of goods and equipment by us or any of our subsidiaries in the ordinary course of business; and (h) any Lien securing reimbursement obligations under letters of credit, guarantees and other forms of credit enhancement given in connection with the purchase of goods and equipment by us or any of our subsidiaries in the ordinary course of business;

     - (a) Liens on any property or assets acquired from an entity which is merged with or into us or any of our subsidiaries and is not created in anticipation of any such transaction (unless the Lien was created to secure or provide for the payment of any part of the purchase price of the entity to be acquired) and (b) any Lien on any property or assets existing at the time of acquisition by us or any of our subsidiaries and which is not created in anticipation of the acquisition (unless the Lien was created to secure or provide for the payment of any part of the purchase price of the property or assets so acquired);

     - (a) Liens required by any contract or statute in order to permit us or any of our subsidiaries to perform any contract or subcontract made by us or any of our subsidiaries with or at the request of a governmental entity or any department, agency or instrumentality of a governmental entity, or to secure partial, progress, advance or any other payments by us or any of our subsidiaries to a governmental unit under the provisions of any contract or statute; (b) any Lien securing industrial revenue, development or similar bonds issued by us or any of our subsidiaries or for our or any of our subsidiaries' benefit, provided that the industrial revenue, development or similar bonds are nonrecourse to us or any of our subsidiaries; and (c) any Lien securing taxes or assessments or other applicable governmental charges or levies;

     - (a) any Lien which arises under any order of attachment, distraint or similar legal process arising in connection with court proceedings and any Lien which secures the reimbursement obligation for any bond obtained in connection with an appeal taken in any court proceeding, so long as the execution or other enforcement of the Lien arising in connection with such legal process is effectively stayed and the claims secured by the Lien are being contested in good faith and, if appropriate, by appropriate legal proceedings, or any Lien in favor of a plaintiff or defendant in any action before a court or tribunal as security for costs or expenses; or (b) any Lien arising by operation of law or by order of a court or tribunal or any Lien arising by an agreement of similar effect, including, without limitation, judgment liens; or

     - any extension, renewal or replacement (or successive extensions, renewals or replacements), as a whole or in part, of any Liens referred to in the clauses above, for amounts not exceeding the principal amount of the Debt secured by the Lien so extended, renewed or replaced, so long as the extension, renewal or replacement Lien is limited to all or a part of the same property or assets that were covered by the Lien that was extended, renewed or replaced (plus improvements on such property or assets).

     Although the Indenture limits our and our subsidiaries' ability to incur Liens as set forth above, the Indenture nevertheless provides that we or our subsidiaries may create or permit to subsist Liens over any of our and our subsidiaries' property or assets so long as the aggregate amount of Debt secured by all Liens that we or our subsidiaries incur (excluding the amount of Debt secured by Liens set forth in the clauses above) does not exceed 10% of Alliant Energy Corporation's Consolidated Net Tangible Assets.

     "Consolidated Net Tangible Assets" is defined in the Indenture as the total of all assets (including revaluations thereof as a result of commercial appraisals, price level restatement or otherwise) appearing on the most recent consolidated balance sheet of Alliant Energy Corporation as of the date of determination, net of applicable reserves and deductions, but excluding goodwill, trade names, trademarks, patents, unamortized debt discount and all other like intangible assets (which term shall not be construed to include such revaluations), less the aggregate of the consolidated current liabilities of Alliant Energy Corporation appearing on such balance sheet.

     "Debt" is defined in the Indenture as all of our obligations evidenced by bonds, debentures, notes or similar evidences of indebtedness in each case for money borrowed.

     "Lien" is defined in the Indenture as any mortgage, lien, pledge, security interest or other encumbrance. The term "Lien" does not include any easements, rights-of-way, restrictions and other similar encumbrances and encumbrances consisting of zoning restrictions, leases, subleases, licenses, sublicenses, restrictions on the use of property or defects in the title thereto.

  Limitation on Sale and Lease-Back Transactions

     The Indenture provides that we will not enter into any Sale and Lease-Back Transaction (as defined below) unless:

     - such transaction involves a lease for a temporary period not to exceed three years;

     -  such transaction is between us and one of our affiliates;

     - we would be entitled to incur Debt secured by a Lien on the assets or property involved in the Sale and Lease-Back Transaction at least equal to the Attributable Debt (as defined below) with respect to the Sale and Lease-Back Transaction, without equally and ratably securing the senior notes, as described under "-- Limitation on Liens" above, other than as described in the second paragraph of that description;

     - we enter into the Sale and Lease-Back Transaction within 270 days after our initial acquisition of the assets or property subject to the Sale and Lease-Back Transaction;

     - the aggregate amount of all Attributable Debt with respect to all Sale and Lease-Back Transactions then in effect does not exceed 10% of Alliant Energy Corporation's Consolidated Net Tangible Assets; or

     - within 12 months preceding the sale or transfer or 12 months following the sale or transfer, regardless of whether we make any such sale or transfer, we apply, in the case of a sale or transfer for cash, an amount equal to the net proceeds of the sale or transfer and, in the case of a sale or transfer other than for cash, an amount equal to the fair value of the assets so leased at the time that we enter into such arrangement (as determined by our Board of Directors), (a) to the retirement of Debt, incurred or assumed by us which by its terms matures at, or is extendible or renewable at the option of the obligor to, a date more than 12 months after the date of incurring, assuming or guaranteeing such Debt or (b) to an investment in any of our assets.

     "Attributable Debt" is defined in the Indenture as, with respect to any particular Sale and Lease-Back Transaction, at the time of determination, the present value (discounted at the rate of interest implicit in the transaction determined in accordance with generally accepted accounting principles) of the obligation of the lessee for net rental payments during the remaining term of the lease included in the Sale and Lease-Back Transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

     "Sale and Lease-Back Transaction" is defined in the Indenture as any arrangement with any entity providing for the lease by us of any of the assets that we have sold or transferred or that we have agreed to sell or transfer to that entity.

  Consolidation, Merger, Conveyance, Sale or Lease

     The Indenture provides that we may, without the consent of any holders of the new senior notes, consolidate with, merge into or be merged with, or convey, transfer or lease our property and assets substantially as an entirety to another U.S. entity so long as:

     - if we are not the surviving entity, the surviving entity expressly assumes by supplemental indenture all of our applicable obligations under the new senior notes and the Indenture;

     - immediately after giving effect to the transaction, no Event of Default and no event which, after notice or lapse of time or both, would become an Event of Default, has occurred and is continuing; and

     - either we or our successor delivers to the Trustee an officers' certificate and an opinion of counsel stating that such consolidation, merger, conveyance, transfer or lease, and if a supplemental indenture is required by the transaction, the supplemental indenture, comply with the Indenture and all conditions precedent in the Indenture relating to such transaction.

     In addition, we may assign and delegate all of our rights and obligations under the Indenture, the new senior notes, the Supplemental Indenture and all other documents, agreements and instruments related thereto, as applicable, to Alliant Energy Corporation or a subsidiary of Alliant Energy Corporation, any person that owns all of our capital stock or any person that owns all of the capital stock of a person that owns all of our capital stock, and upon the assumption of such rights and obligations by such person, we will be automatically released from the obligations, provided that immediately after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, has occurred and is continuing.

     The Indenture also provides that Alliant Energy Corporation may, without the consent of any holders of the new senior notes, consolidate with, merge into or be merged with, or convey, transfer or lease its property and assets substantially as an entirety to another U.S. entity so long as:

     - if Alliant Energy Corporation is not the surviving entity, the surviving entity assumes by supplemental indenture all of Alliant Energy Corporation's obligations under the guarantees and the Indenture;

     - immediately after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, has occurred and is continuing; and

     - either Alliant Energy Corporation or the successor person delivers to the Trustee an officers' certificate and an opinion of counsel stating that such consolidation, merger, conveyance, transfer or lease, and if a supplemental indenture is required by the transaction, the supplemental indenture, comply with the Indenture and all conditions precedent in the Indenture, relating to such transactions.

  Money For Securities Payments To Be Held In Trust

     The Indenture provides that if we at any time act as our own Paying Agent with respect to the new senior notes, we will, on or before each due date of the principal of, or any premium or interest on, any of the new senior notes, segregate and hold in trust for the benefit of the persons entitled a sum in the currency in which the new senior notes are payable sufficient to pay the principal or any premium or interest due until such sums are paid or otherwise disposed of, and will promptly notify the Trustee of our action or failure to act.

     Whenever we have one or more Paying Agents for any series of debt securities, we will, on or prior to each due date of the principal of, or any premium or interest on any series of debt securities, deposit with any Paying Agent a sum sufficient to pay the principal or any premium or interest due, the sum to be held in trust for the benefit of the persons entitled, and, unless the Paying Agent is the Trustee, we will promptly notify the Trustee of our action or failure to act.

     We will cause each Paying Agent for each series of debt securities, if other than the Trustee, to execute and deliver to the Trustee an agreement that requires the Paying Agent:

     - to hold all sums held by it for the payment of the principal of, or any premium or interest on, any series of debt securities in trust for the benefit of the persons entitled until such sums are paid or otherwise disposed of as provided in the Indenture;

     - to give the Trustee notice of any default by us or Alliant Energy Corporation in the making of any payment of principal, any premium or interest on any series of debt securities; and

     - at any time during the continuance of the default, upon the written request of the Trustee, pay to the Trustee all sums held in trust by it.

     We or Alliant Energy Corporation may at any time pay, or direct any Paying Agent to pay, to the Trustee all sums held in trust by us or the Paying Agent, and such sums will be held by the Trustee upon the same terms as those applicable to us or the Paying Agent; and, upon such payment by the Paying Agent to the Trustee, the Paying Agent will be released from all further liability with respect to such sums.

     Except as otherwise provided in the Indenture, any money deposited with the Trustee or the Paying Agent, or held by us, in trust for the payment of the principal of, any premium or interest on any series of debt securities and remaining unclaimed for two years after such principal or any such premium or interest has become due and payable will be discharged from such trust; and the holder of the new senior note will thereafter, as an unsecured general creditor, look only to us or Alliant Energy Corporation, as the case may be, for payment, and all liability of the Trustee or the Paying Agent with respect to the trust money, and all liability of us as trustee thereof, will cease; provided, however, that the Trustee or the Paying Agent may at our expense cause to be published once, in an authorized newspaper or mailed to holders of the new senior notes, or both, notice that such money remains unclaimed and that, after a date specified, which will not be less than 30 days from the date of the publication or mailing nor later than two years after the principal and any premium or interest have become due and payable, any unclaimed balance of such money then remaining will be repaid to us or Alliant Energy Corporation, as the case may be.

  Company And Guarantor Statements As To Compliance; Notice Of Certain Defaults

     We and Alliant Energy Corporation will each deliver to the Trustee, within 120 days after the end of each fiscal year, a written statement signed by our respective principal executive officer, principal financial officer or principal accounting officer, stating that:

     - a review of our respective activities during the year and of our respective performances under the Indenture has been made under such officer's supervision, and

     - to the best of such officer's knowledge, based on that review, (a) we or Alliant Energy Corporation, as the case may be, have complied with all the conditions and covenants imposed on each of us by the Indenture throughout the year, or, if there has been a default in the fulfillment of any condition or covenant, specifying each default known to such officer and its nature and status, and (b) no event has occurred and is continuing which is, or after notice or lapse of time or both would become, an Event of Default, or, if such an event has occurred and is continuing, specifying each such event known to such officer and its nature and status.

     We and Alliant Energy Corporation will deliver to the Trustee, within five days after its occurrence, written notice of any Event of Default or any event which after notice or lapse of time or both would become an Event of Default.

MODIFICATION OF THE INDENTURE

     We, Alliant Energy Corporation and the Trustee may modify and amend the Indenture or any supplemental indenture or the rights of the holders of the debt securities of each series to be affected with the consent of the holders of more than 50% of the principal amount of the outstanding debt securities of each affected series (with each series voting as a class). Such majority holders may also waive compliance by us or Alliant Energy Corporation with any provision of the Indenture, any supplemental indenture or the debt securities of any series. However, without the consent of a holder of each debt security affected, an amendment or waiver may not:

     - reduce the amount of debt securities whose holders must consent to an amendment or waiver;

     -  change the rate or the time for payment of interest;

     -  change the principal or the fixed maturity;

     -  waive a default in the payment of principal, premium or interest;

     -  make any debt securities payable in a different currency;

     - make any change in the provisions of the Indenture concerning (a) waiver of existing defaults; (b) right of holders of debt securities to receive payment; or (c) amendments and waivers with consent of holders of debt securities;

     - impair the right to institute suit for the enforcement of any payment on or after the stated maturity of such payment or, in the case of redemption, on or after the redemption date; or

     - modify or effect in any manner adverse to the holders the terms and conditions of Alliant Energy Corporation's obligations regarding due and punctual payment of principal of, or any premium or interest on, or any sinking fund requirements of, any debt securities subject to guarantees.

     We, Alliant Energy Corporation and the Trustee may amend or supplement the Indenture without the consent of any holder of any of the debt securities:

     - to cure any ambiguity, defect or inconsistency in the Indenture, any supplemental indenture, the debt securities or guarantees;

     - to provide for the assumption of all of our obligations under the debt securities, the Indenture, or any supplemental indenture or of Alliant Energy Corporation's obligations under the guarantees and the Indenture or any supplemental indenture by any corporation in connection with a merger or consolidation of us or Alliant Energy Corporation or transfer or lease of our property and assets substantially as an entirety or Alliant Energy Corporation's property and assets substantially as an entirety;

     - make any change that does not adversely affect the rights of any holder of debt securities;

     -  to add to the rights of holders of any of the debt securities;

     - to secure any debt securities as provided under the heading "-- Limitation on Liens";

     - to evidence the succession of another person to us or Alliant Energy Corporation, and the assumption by the successor person of the covenants of us and Alliant Energy Corporation, as the case may be, provided in the Indenture or the senior notes;

     -  to establish the form or terms of any debt securities;

     - to evidence and provide for the acceptance of appointment under the Indenture by a successor Trustee with respect to the debt securities and to add to or change any of the provisions of the Indenture necessary to facilitate the administration of the Indenture by more than one Trustee; or

     - to supplement any of the provisions of the Indenture to the extent necessary to permit or facilitate defeasance (as defined below) and discharge of any debt securities, provided that such action will not adversely affect the interests of any holder of any debt security in any material respect.

EVENTS OF DEFAULT

     Any one of the following is an Event of Default with respect to the senior notes:

          (a) if we or Alliant Energy Corporation default in the payment of any interest on the senior notes, and such default continues for 30 days;

          (b) if we or Alliant Energy Corporation default in payment of principal of or premium, if any, on the senior notes when the same become due at maturity, upon redemption, by declaration or otherwise;

          (c) if we or Alliant Energy Corporation materially default in the performance or materially breach any of our respective covenants or obligations in the Indenture, any supplemental indenture or the senior notes and this material default or breach continues for a period of 90 days after we or Alliant Energy Corporation receive written notice from the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding senior notes;

          (d) if we or Alliant Energy Corporation default in the payment of the principal of any bond, debenture, note or other evidence of indebtedness, in each case for money borrowed, or in the payment of principal under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed, which default for payment of principal is in an aggregate principal amount exceeding $25,000,000 (or its equivalent in any other currency or currencies) when such indebtedness becomes due and payable (whether at maturity, upon redemption or acceleration or otherwise), if such default continues unremedied or unwaived for more than 30 business days and the time for payment of such amount has not been expressly extended;

          (e) our failure or the failure by Alliant Energy Corporation generally to pay our respective debts as they become due, or the admission in writing of our inability or Alliant Energy Corporation's inability to pay our respective debts generally, or the making of a general assignment for the benefit of our respective creditors, or the institution of any proceeding by or against Alliant Energy Corporation or us (other than any proceeding brought against us or Alliant Energy Corporation, as applicable, that is dismissed within 180 days from its commencement) seeking to adjudicate us or Alliant Energy Corporation, as the case may be, bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition (in each case, other than a solvent liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition) of us or Alliant Energy Corporation, as the case may be, or our respective debts under any law relating to bankruptcy, insolvency, reorganization, moratorium or relief of debtors, or seeking the entry of an order for relief or appointment of an administrator, receiver, trustee, intervenor or other similar official for us or Alliant Energy Corporation, as the case may be, or for any substantial part of our property or the property of Alliant Energy Corporation, or the taking of any action by Alliant Energy Corporation or us to authorize any of the actions set forth in this clause; and

          (f) a material default in the performance or material breach by Alliant Energy Corporation of any covenant or obligation of Alliant Energy Corporation contained in the guarantee, and the continuance of such material default or breach for a period of 90 days after which we or Alliant Energy Corporation receive written notice from the Trustee or the holders of at least 25% in aggregate principal amount of the senior notes.

     If an Event of Default with respect to the senior notes occurs and is continuing, either the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding senior notes may declare the principal amount of the outstanding senior notes, and any interest accrued on the senior notes, to be due and payable immediately by delivering a written notice to us and Alliant Energy Corporation (and to the Trustee if given by the holders). At any time after this declaration of acceleration has been made, but before a judgment or decree for payment of money has been obtained, the holders of a majority in principal amount of all of the senior notes, by notice to the trustee, may rescind this declaration and all its consequences if all Events of Default have been cured or waived (other than the non-payment of principal of the outstanding new senior notes which has become due solely by reason of the declaration of acceleration), and such declaration of acceleration and its consequences will be automatically annulled and rescinded.

     Holders of the new senior notes may not enforce the Indenture, the new senior notes or any guarantees, if applicable, unless:

     - the holder has previously given written notice to the Trustee of a continuing Event of Default with respect to the senior notes;

     - the holders of not less than 25% in aggregate principal amount of the senior notes have made written request to the Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee;

     - the holder or holders have offered the Trustee indemnity satisfactory to the Trustee against the costs, expenses and liabilities to be incurred in compliance with such request;

     - the Trustee, for 60 days after its receipt of such notice, request and offer of indemnity, has failed to institute any such proceedings; and

     - no direction inconsistent with such written request has been given to the Trustee during the 60-day period by the holders of a majority of the outstanding aggregate principal amount of the senior notes.

     However, these limitations do not apply to a suit instituted by a holder of any new senior notes for the enforcement of the payment of the principal of or premium, if any, or interest on the new senior notes on or after the applicable due date specified in the new senior notes.

     If the Trustee collects any money pursuant to an Event of Default, it will pay out the money in the following order:

     - first, to the Trustee for amounts to it as compensation for its services and any indemnities owed to it;

     - second, to holders of the senior notes in respect of which or for the benefit of which such money has been collected for amounts due and unpaid on the senior notes for principal and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the senior notes for principal and interest, respectively; and

     - third, to the person or persons lawfully entitled thereto, or as a court of competent jurisdiction may direct.

     The Trustee may fix a record date (with respect to registered securities) and payment date for any such payment to holders of the senior notes.

     Any such record date will not be less than 10 days nor more than 60 days prior to the applicable payment date.

OPTIONAL REDEMPTION

     We may redeem the new senior notes at our option in whole or in part at any time, on at least 30 days' but not more than 60 days' prior written notice mailed to the registered holders of the new senior notes, at a price equal to the greater of (a) 100% of the principal amount of the new senior notes being redeemed and (b) the sum of the present values of the principal amount of the new senior notes to be redeemed and the remaining scheduled payments of interest on the new senior notes from the redemption date to November 9, 2009, discounted from their respective scheduled payment dates to the redemption date semi-annually (assuming a 360-day year consisting of twelve 30-day months) at a discount rate equal to the Treasury Yield plus 20 basis points, plus accrued interest on the new senior notes to the redemption date.

     "Treasury Yield" means, with respect to any redemption date, the annual rate equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue (as defined below), assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price (as defined below) for such redemption date.

     "Comparable Treasury Issue" means the United States treasury security selected by an Independent Investment Banker (as defined below) as having a maturity comparable to the remaining term of the senior notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the senior notes.

     "Comparable Treasury Price" means, with respect to any date of redemption,
(a) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding the redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or (b) if such release (or any successor release) is not published or does not contain such prices on the business day in question, the Reference Treasury Dealer Quotation (as defined below) for the redemption date.

     "Independent Investment Banker" means an independent investment banking institution of national standing appointed by us and reasonably acceptable to the Trustee.

     "Reference Treasury Dealer Quotation" means, with respect to the Reference Treasury Dealer (as defined below) and redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount and quoted in writing to us by the Reference Treasury Dealer at 5:00 p.m. on the third business day preceding the redemption date).

     "Reference Treasury Dealer" means a primary United States government securities dealer in New York City appointed by us and reasonably acceptable to the Trustee.

     Notice of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of the new senior notes to be redeemed at its registered address.

     If fewer than all the new senior notes are to be redeemed, selection of new senior notes for redemption will be made by the Trustee in any manner the Trustee deems fair and appropriate and that complies with applicable legal and securities exchange requirements.

     Unless we default in payment of the redemption price, from and after the date of redemption, the new senior notes or portions thereof called for redemption will cease to bear interest, and the holders of the new senior notes will have no right in respect of the new senior notes except the right to receive the redemption price.

DEFEASANCE AND COVENANT DEFEASANCE

     The Indenture provides that we and Alliant Energy Corporation may elect (a) to be discharged from any and all of our respective obligations in respect of the new senior notes ("defeasance") (except in each case for the obligations to register the transfer or exchange of the new senior notes, replace stolen, lost or mutilated new senior notes, maintain paying agencies and hold moneys for payments in trust) or (b) not to comply with certain covenants ("covenant defeasance") of the Indenture with respect to the new senior notes described above under "-- Covenants" if, in either case, we and Alliant Energy Corporation irrevocably deposit with the Trustee money or U.S. Government Obligations (as defined below) or a combination of money or U.S. Government Obligations, in an amount sufficient (together with interest paid on the U.S. Government Obligations) to pay, when due, the principal of and premium, if any, and interest on the outstanding new senior notes to maturity or redemption or an installment of interest, as the case may be. We and Alliant Energy Corporation must satisfy certain other conditions before we may effect defeasance or covenant defeasance. These conditions include:

     - that no Event of Default or event, which with notice or lapse of time would become an Event of Default (including by reason of such deposit) with respect to the new senior notes, will have occurred and be continuing on the date of the deposit or insofar as an Event of Default described in clause (e) of the first paragraph under "-- Events of Default" is concerned, at any time during the period ending on the 181st day of such deposit (it being understood that this condition will not be satisfied until the expiration of such period); and

     - that the defeasance or covenant defeasance will not result in the breach or violation of, or constitute a default under, the Indenture or any other material agreement or instrument under which we are bound or under which Alliant Energy Corporation is bound, as the case may be.

     To exercise any such option, we or Alliant Energy Corporation, as applicable, will be required to deliver to the Trustee (a) an opinion of independent counsel of recognized standing to the effect that (1) the holders of the new senior notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such deposit, and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case absent such deposit, which in the case of defeasance must be based on a change in law or a published ruling by the United States Internal Revenue Service and (2) the deposit will not result in us or Alliant Energy Corporation being deemed an "investment company" required to be registered under the Investment Company Act of 1940 and (b) an officer's certificate as to compliance with all conditions precedent provided for in the Indenture relating to the satisfaction and discharge of the new senior notes.

     If we or Alliant Energy Corporation wish to deposit or cause to be deposited money or U.S. Government Obligations to pay or discharge the principal of, premium, if any, and interest on the outstanding new senior notes to and including a redemption date on which all of the outstanding new senior notes are to be redeemed, the redemption date will be irrevocably designated by a resolution of our Board of Directors or a resolution of the Board of Directors of Alliant Energy Corporation, as the case may be, delivered to the Trustee on or prior to the date of deposit of such money or U.S. Government Obligations, and such Board resolution will be accompanied by an irrevocable notice of the defeasance to the Trustee.

     If the Trustee is unable to apply any money or U.S. Government Obligations deposited in trust to effect a defeasance or covenant defeasance by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then any obligations from which we or Alliant Energy Corporation had been discharged or released will be revived and reinstated as though no such deposit of moneys in trust had occurred, until the time that the Trustee is permitted so to apply all of the money or U.S. Government Obligations deposited in trust.

     "U.S. Government Obligations" means direct obligations of the United States for the payment of which its full faith and credit is pledged, or obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States and the payment of which is unconditionally guaranteed by the United States, and will also include a depository receipt issued by a bank or trust company as custodian with respect to any U.S. Government Obligation or a specific payment of interest on or principal of any U.S. Government Obligation held by a custodian for the account of a holder of a depository receipt. However, except as required by law, a custodian is not authorized to make any deduction from the amount payable to the holder of any depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligation evidenced by a depository receipt.

PAYMENT AND PAYING AGENT

     We have appointed the Trustee to act as paying agent with respect to the new senior notes. We may at any time designate additional paying agents or rescind the designation of any paying agents or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in each place of payment for the new senior notes.

     All moneys paid by us to the paying agent for the payment of the principal of, or premium, if any, or interest on, any new senior notes that remain unclaimed at the end of two years after such principal, premium, if any, or interest has become due and payable will be repaid to us and the holder of the new senior notes will thereafter look only to us for payment of any such amounts.

GOVERNING LAW

     The Indenture and the new senior notes will be governed by, and construed in accordance with, the laws of the State of Wisconsin.

                UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     THIS SUMMARY IS OF A GENERAL NATURE AND IS INCLUDED SOLELY FOR INFORMATIONAL PURPOSES. IT IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED AS BEING, LEGAL OR TAX ADVICE. NO REPRESENTATION WITH RESPECT TO THE CONSEQUENCES TO ANY PARTICULAR PURCHASER OF THE NEW SENIOR NOTES IS MADE. PROSPECTIVE PURCHASERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THEIR PARTICULAR CIRCUMSTANCES.

     The following is a summary of certain material United States federal income tax consequences to a beneficial owner of new senior notes (a "United States Holder") who is (a) a citizen or resident of the United States, (b) a corporation, partnership or other entity treated as a corporation or a partnership for United States federal income tax purposes created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (c) an estate whose income is subject to United States federal income tax regardless of its source, or (d) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

     The following summary deals only with new senior notes held as capital assets by purchasers at the issue price who are United States Holders and not with special classes of holders, such as dealers in securities or currencies, financial institutions, life insurance companies, tax-exempt entities, persons holding new senior notes as a hedge against or which are hedged against currency risks, and persons whose functional currency is not the U.S. dollar. Persons considering the purchase of new senior notes should consult their own tax advisors concerning these matters and as to the tax treatment under foreign, state and local tax laws and regulations. There can be no assurance that the Internal Revenue Service will not challenge the conclusions stated below, and no ruling from the IRS has been or will be sought on any of the matters discussed below.

     This summary is based upon the Internal Revenue Code of 1986, as amended, Treasury Regulations, IRS rulings and pronouncements and judicial decisions now in effect, all of which are subject to change at any time. Changes in this area of law may be applied retroactively in a manner that could cause the tax consequences to vary substantially from the consequences described below, possibly adversely affecting a United States Holder. The authorities on which this summary is based are subject to various interpretations, and it is therefore possible that the federal income tax treatment of the purchase, ownership and disposition of the new senior notes may differ from the treatment described below.

CONSEQUENCES OF THE EXCHANGE OFFER TO EXCHANGING AND NONEXCHANGING HOLDERS

     The exchange of an existing senior note for a new senior note pursuant to the exchange offer will not be taxable to an exchanging United States Holder for federal income tax purposes. As a result, an exchanging United States Holder will not recognize any gain or loss on the exchange; the holding period for the new senior note will include the holding period for the existing senior note; and the basis of the new senior note will be the same as the basis for the new senior note.

     The exchange offer will result in no federal income tax consequences to a nonexchanging United States Holder of existing senior notes.

GENERAL

     A United States Holder using the accrual method of accounting for federal income tax purposes is required to include interest paid or accrued on the new senior notes in ordinary income as interest accrues, while a United States Holder using the cash receipts and disbursements method of accounting for federal income tax purposes must include interest in ordinary income when payments are received (or made available for receipt) by the United States Holder.

     Although the existing senior notes were issued at a discount, such discount is not considered to be original issue discount for tax purposes. However, the existing senior notes provide for the payment of additional amounts of interest under certain circumstances and therefore both the existing and new senior notes are subject to the Treasury Regulations that apply to debt instruments that provide for one or more contingent payments. For purposes of determining whether the existing senior notes were issued with original issue discount, we intend to take the position that the existing senior notes did not, as of the issue date, represent contingent payment debt because the likelihood of paying an increased rate of interest as a result of a Registration Default was remote. Accordingly, both the existing and new senior notes will not be considered to be issued with original issue discount. A United States Holder may not take a contrary position unless such contrary position is disclosed in the proper manner to the IRS. United States Holders should consult their tax advisors regarding the tax consequences of the new senior notes being treated as contingent payment debt.

     If the IRS successfully asserts that these contingent payments were not remote as of the issue date, the amount and timing of the interest income that a United States Holder is required to include in taxable income may have to be redetermined and any gain or loss on a sale, exchange, redemption or retirement of the new senior notes, may be recharacterized as ordinary income.

SALE, EXCHANGE, REDEMPTION OR RETIREMENT OF NEW SENIOR NOTES

     Upon the sale, exchange, redemption or retirement of a new senior note, a United States Holder will generally recognize capital gain or loss equal to the difference between the amount realized (not including any amounts attributable to accrued and unpaid interest) and the United States Holder's tax basis in the new senior note. A United States Holder's tax basis in a new senior note will generally be its cost. Such capital gain or loss will generally be long-term capital gain or loss if the new senior notes were held for more than one year; otherwise, the capital gain or loss will be short-term.

ASSUMPTION OF THE NEW SENIOR NOTES

     An assumption (due to a consolidation, share exchange, merger, conveyance, transfer or other transaction) of our obligations under the new senior notes may be deemed for United States federal income tax purposes to be an exchange of the new senior notes for new debt instruments resulting in the recognition of taxable gain or loss to a United States Holder and possibly other adverse United States tax consequences. Investors should consult their tax advisors regarding the United States federal, state, local and foreign tax consequences of such an assumption.

WITHHOLDING TAXES AND REPORTING REQUIREMENTS

     Interest payments and payments of principal and any premium with respect to a new senior note will be reported to the extent required by the Code to the United States Holders and the IRS. These amounts will ordinarily not be subject to withholding of United States federal income tax. However, a backup withholding tax at a rate of 31% will apply to these payments if a United States Holder fails to properly certify to us or our agent the United States Holder's taxpayer identification number and certain other information, or fails to report all interest and dividends required to be reported on its federal income tax returns, or otherwise fails to establish, in the manner prescribed by law, an exemption from backup withholding. Any amount withheld under backup withholding is allowable as a credit against the United States Holder's federal income tax liability, provided such person furnishes the required information to the IRS.

     New IRS regulations will generally be applicable to payments made after December 31, 1999. In general, these regulations do not significantly alter the substantive withholding and information reporting requirements but unify and clarify current procedures. Under the new regulations, special rules apply which permit the shifting of primary responsibility for withholding to certain financial intermediaries acting on behalf of beneficial owners. United States Holders of new senior notes should consult with their own tax advisors regarding the application of the backup withholding rules to their particular situation, the availability of exemption therefrom, the procedure for obtaining such an exemption, if available, and the impact of the new regulations with respect to new senior notes.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives new senior notes for its own account as a result of market-making activities or other trading activities in connection with the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new senior notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new senior notes received in exchange for existing senior notes where such existing senior notes were acquired as a result of market-making activities or other trading activities.

     We will not receive any proceeds in connection with the exchange offer or any sale of new senior notes by broker-dealers. New senior notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new senior notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealers or the purchasers of any such new senior notes. Any broker-dealer that resells new senior notes that were received by it for its own account pursuant to the exchange offer and any broker-dealer that participates in a distribution of such new senior notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of new senior notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver, and by delivering, a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "The Exchange Offer -- Resales of the New Senior Notes."

                                 LEGAL MATTERS

     Foley & Lardner of Milwaukee, Wisconsin will issue an opinion about certain legal matters with respect to the new senior notes.

                                    EXPERTS

     The audited financial statements and schedules incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  $250,000,000

                     [ALLIANT ENERGY RESOURCES, INC. LOGO]

                         ALLIANT ENERGY RESOURCES, INC.

                        NEW 7 3/8% SENIOR NOTES DUE 2009
                         UNCONDITIONALLY GUARANTEED BY

                           ALLIANT ENERGY CORPORATION

                            -----------------------
                                   PROSPECTUS
                            -----------------------

                                           , 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Pursuant to the provisions of the Wisconsin Business Corporation Law and
Article VIII of the Registrants' Bylaws, directors and officers of the Registrants are entitled to mandatory indemnification from the Registrants against certain liabilities (which may include liabilities under the Securities Act of 1933) and expenses (i) to the extent such officers or directors are successful in the defense of a proceeding; and (ii) in proceedings in which the director or officer is not successful in defense thereof, unless it is determined that the director or officer breached or failed to perform his or her duties to either Registrant and such breach or failure constituted: (a) a willful failure to deal fairly with either Registrant or its shareholders in connection with a matter in which the director or officer had a material conflict of interest; (b) a violation of criminal law unless the director or officer had a reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (c) a transaction from which the director or officer derived an improper personal profit; or (d) willful misconduct. Additionally, under the Wisconsin Business Corporation Law, directors of the Registrants are not subject to personal liability to the Registrants, their shareholders or any person asserting rights on behalf thereof, for certain breaches or failures to perform any duty resulting solely from their status as directors, except in circumstances paralleling those outlined in (a) through (d) above.

     The indemnification provided by the Wisconsin Business Corporation Law and the Registrants' Bylaws is not exclusive of any other rights to which a director or officer of the Registrants may be entitled. The Registrants also carry directors' and officers' liability insurance.

     The Registration Rights Agreement contains provisions under which the underwriters agree to indemnify the directors and officers of the Registrants against certain liabilities, including liabilities under the Securities Act of 1933 or to contribute to payments the directors and officers may be required to make in respect thereof.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits. The exhibits listed in the accompanying Exhibit Index are filed (except where otherwise indicated) as part of this Joint Registration Statement.

     (b) Financial Statement Schedules. Schedule II - Valuation and Qualifying Accounts is hereby incorporated by reference to Alliant Energy Corporation's Annual Report on Form 10-K for the year ended December 31, 1998, as amended (File No. 1-9894). All other schedules are omitted because they are not applicable or not require, or because the required information is shown either in the consolidated financial statements or in the notes thereto.

     (c) Reports, Opinions or Appraisals. Not applicable.

ITEM 22. UNDERTAKINGS.

     (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the registration statement.

        Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) Each of the undersigned Registrants hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrants pursuant to the foregoing provisions, or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a Registrant of expenses incurred or paid by a director, officer or controlling person of a Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, each of the Registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (d) Each of the undersigned Registrants hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     (e) Each of the undersigned Registrants hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Madison, State of Wisconsin, on December 15, 1999.

                                          ALLIANT ENERGY RESOURCES, INC.

                                          By:   /s/ ERROLL B. DAVIS, JR.
                                            ------------------------------------
                                                    Erroll B. Davis, Jr.
                                                  Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                  SIGNATURE                                    TITLE                         DATE
                  ---------                                    -----                         ----
          /s/ ERROLL B. DAVIS, JR.               Chief Executive Officer and           December 15, 1999
---------------------------------------------    Director (Principal Executive
            Erroll B. Davis, Jr.                 Officer)

            /s/ EDWARD M. GLEASON                Vice President-Treasurer and          December 15, 1999
---------------------------------------------    Corporate Secretary (Principal
              Edward M. Gleason                  Financial Officer)

             /s/ JOHN E. EBRIGHT                 Vice President-Controller             December 15, 1999
---------------------------------------------    (Principal Accounting Officer)
               John E. Ebright

                      *                          Director                              December 15, 1999
---------------------------------------------
               Alan B. Arends

                      *                          Director                              December 15, 1999
---------------------------------------------
              Rockne G. Flowers

                      *                          Director                              December 15, 1999
---------------------------------------------
               Joyce L. Hanes

                      *                          Director                              December 15, 1999
---------------------------------------------
                   Lee Liu

                      *                          Director                              December 15, 1999
---------------------------------------------
             Katharine C. Lyall

                      *                          Director                              December 15, 1999
---------------------------------------------
              Arnold M. Nemirow

                      *                          Director                              December 15, 1999
---------------------------------------------
              Milton E. Neshek

                      *                          Director                              December 15, 1999
---------------------------------------------
               Jack R. Newman

                  SIGNATURE                                    TITLE                         DATE
                  ---------                                    -----                         ----
                      *                          Director                              December 15, 1999
---------------------------------------------
               Judith D. Pyle

                      *                          Director                              December 15, 1999
---------------------------------------------
                Robert D. Ray

                      *                          Director                              December 15, 1999
---------------------------------------------
              Robert W. Schlutz

                      *                          Director                              December 15, 1999
---------------------------------------------
            Wayne H. Stoppelmoor

                      *                          Director                              December 15, 1999
---------------------------------------------
              Anthony R. Weiler

        *By: /s/ ERROLL B. DAVIS, JR.
   ---------------------------------------
            Erroll B. Davis, Jr.
              Attorney-in-fact

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Madison, State of Wisconsin, on December 15, 1999.

                                          ALLIANT ENERGY CORPORATION

                                          By:   /s/ ERROLL B. DAVIS, JR.
                                            ------------------------------------
                                                    Erroll B. Davis, Jr.
                                               President and Chief Executive
                                                           Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                  SIGNATURE                                    TITLE                         DATE
                  ---------                                    -----                         ----
          /s/ ERROLL B. DAVIS, JR.               President and Chief Executive         December 15, 1999
---------------------------------------------    Officer and Director (Principal
            Erroll B. Davis, Jr.                 Executive Officer)

            /s/ THOMAS M. WALKER                 Executive Vice President and Chief    December 15, 1999
---------------------------------------------    Financial Officer (Principal
              Thomas M. Walker                   Financial Officer)

             /s/ JOHN E. EBRIGHT                 Vice President-Controller             December 15, 1999
---------------------------------------------    (Principal Accounting Officer)
               John E. Ebright

                      *                          Director                              December 15, 1999
---------------------------------------------
               Alan B. Arends

                      *                          Director                              December 15, 1999
---------------------------------------------
              Rockne G. Flowers

                      *                          Director                              December 15, 1999
---------------------------------------------
               Joyce L. Hanes

                      *                          Director                              December 15, 1999
---------------------------------------------
                   Lee Liu

                      *                          Director                              December 15, 1999
---------------------------------------------
             Katharine C. Lyall

                      *                          Director                              December 15, 1999
---------------------------------------------
              Arnold M. Nemirow

                      *                          Director                              December 15, 1999
---------------------------------------------
              Milton E. Neshek

                      *                          Director                              December 15, 1999
---------------------------------------------
               Jack R. Newman

                  SIGNATURE                                    TITLE                         DATE
                  ---------                                    -----                         ----
                      *                          Director                              December 15, 1999
---------------------------------------------
               Judith D. Pyle

                      *                          Director                              December 15, 1999
---------------------------------------------
                Robert D. Ray

                      *                          Director                              December 15, 1999
---------------------------------------------
              Robert W. Schlutz

                      *                          Director                              December 15, 1999
---------------------------------------------
            Wayne H. Stoppelmoor

                      *                          Director                              December 15, 1999
---------------------------------------------
              Anthony R. Weiler

        *By: /s/ ERROLL B. DAVIS, JR.
   ---------------------------------------
            Erroll B. Davis, Jr.
              Attorney-in-fact

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                         DOCUMENT DESCRIPTION
-------                        --------------------
(4.1)      Indenture, dated as of November 4, 1999, among Alliant
           Energy Resources, Inc., Alliant Energy Corporation, as
           Guarantor, and Firstar Bank, N.A., as Trustee.
 (4.2)     First Supplemental Indenture, dated as of November 4, 1999, among Alliant Energy Resources, Inc., Alliant Energy
           Corporation, as Guarantor, and Firstar Bank, N.A., as
           Trustee.
 (4.3)     Form of New 7 3/8% Senior Notes due 2009 and related
           Guarantees.
 (4.4)     Purchase Agreement, dated as of November 4, 1999, among
           Alliant Energy Resources, Inc., Alliant Energy Corporation,
           Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan
           Stanley & Co. Incorporated, Salomon Smith Barney Inc., ABN
           AMRO Incorporated and Barclays Capital Inc.
 (4.5)     Registration Rights Agreement, dated as of November 9, 1999, among Alliant Energy Resources, Inc., Alliant Energy
           Corporation, Merrill Lynch, Pierce, Fenner & Smith
           Incorporated, Morgan Stanley & Co. Incorporated, Salomon
           Smith Barney Inc., ABN AMRO Incorporated and Barclays
           Capital Inc.
 (5)       Opinion of Foley & Lardner (including consent of counsel).
(12)       Statement re computation of ratios of earnings to fixed
           charges.
(23.1)     Consent of Arthur Andersen LLP
(23.2)     Consent of Foley & Lardner (filed as part of Exhibit (5)).
(24)       Powers of attorney.
(25)       Form T-1 Statement of Eligibility and Qualification under
           the Trust Indenture Act of 1939 of Firstar Bank, N.A.
(99.1)     Form of Letter of Transmittal.
(99.2)     Form of Notice of Guaranteed Delivery.
(99.3)     Guidelines for Certification of Taxpayer Identification
           Number on Substitute Form W-9.
(99.4)     Form of Letter to Clients.
(99.5)     Form of Instructions to Registered Holder and/or DTC
           Participant from Beneficial Owners.
(99.6)     Form of Letter to Nominees.

                                       E-1